Exhibit 4.6

BRAGG GAMING GROUP INC.

100 King Street West, Suite 3400
Toronto, Ontario M5X 1A4

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the "Meeting") of the shareholders ("Shareholders") of Bragg Gaming Group Inc. (the "Corporation") will be held at the offices of Bennett Jones LLP, One First Canadian Place, Suite 3400, Toronto, Ontario at 10:00 a.m. (Toronto time), on April 28, 2021 for the following purposes, the particulars of which are set forth in the management information circular dated March 26, 2021 ("Circular"):

1.	to receive the audited annual financial statements of the Corporation for the year ended December 31, 2020, together with the report of the auditor thereon;

2.	to elect the directors of the Corporation to hold office until the close of the next annual meeting of the Shareholders of the Corporation or until their successors shall be appointed or elected;

3.	to re-appoint auditors and to authorize the directors to fix the auditors' remuneration;

4.	to consider and, if deemed advisable, to pass, with or without variation, a special resolution authorizing the amendment of the Corporation's articles of incorporation to consolidate the common shares of the Corporation on such basis as the directors of the Corporation may determine, provided that the consolidation shall not be greater than on a 15-to-1 basis, as more particularly described in the Circular;

5.	to consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution authorizing the amendment and restatement of the Corporation's omnibus equity incentive plan to increase the number of common shares available for issuance as awards under the Plan from 31,800,000 to 39,650,000, as more particularly described in the Circular; and

6.	to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

A copy of the audited annual financial statements of the Corporation for the year ended December 31, 2020, together with the report of the auditor thereon, also accompany this notice of the Meeting. The directors of the Corporation have fixed the close of business on March 23, 2021 as the record date (the "Record Date") for the determination of Shareholders of the Corporation entitled to receive notice of, and to vote at, the Meeting. Only Shareholders whose names have been entered in the Corporation's register of Shareholders as of the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Meeting.

Registered Shareholders may attend the Meeting in person or may be represented by proxy. If you are a registered Shareholder and are unable to attend the Meeting in person, please exercise your right to vote by dating, signing and returning the accompanying form of proxy to Computershare Investor Services Inc., the transfer agent of the Corporation. To be valid, completed proxy forms must be dated, completed, signed and deposited with the Corporation's transfer agent, Computershare Investor Services: (i) by mail using the enclosed return envelope or one addressed to Computershare Investor Services Inc., Proxy Department, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Investor Services Inc., 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by facsimile to 1-866-249-7775 (within Canada & the United States) and 416-263-9524 (Internationally); or (iv) by telephone at 1-866-732-8683 (within Canada & the United States) and 312-588-4290 (Internationally). You may also vote through the internet and if you do vote through the internet, you may also appoint another person to be your proxyholder. Please go to www.investorvote.com and follow the instructions. You will require your 15-digit control number found on your proxy form. Your proxy or voting instructions must be received in each case no later than 10:00 a.m. (Eastern Daylight time) on the second to last business day preceding the day of the Meeting or any adjournment thereof. If you are unable to attend the Meeting, we encourage you to complete the enclosed form of proxy as soon as possible. If a Shareholder received more than one form of proxy because such Shareholder owns Common Shares registered in different names or addresses, each form of proxy should be completed and returned. The chairman of the Meeting shall have the discretion to waive or extend the proxy deadline without notice.

If you are not a registered Shareholder and receive these materials through your broker or through another intermediary, please complete and return the form of proxy in accordance with the instructions provided to you by your broker or by the other intermediary. For information with respect to Shareholders who own their Common Shares through an intermediary, see "General Proxy Information – Non-Registered Shareholders" in this Circular.

The Circular, this Notice, a Form of Proxy, audited annual financial statements of the Corporation for the year ended December 31, 2020, together with the report of the auditor thereon and the Management Discussion and Analysis related to such financial statements will be available on SEDAR at www.sedar.com.

DATED at Toronto, Ontario as of the 26th day of March, 2021.

By Order of the Board of Directors
(signed) "Adam Arviv"
Adam Arviv Chief Executive Officer

2

BRAGG GAMING GROUP INC.
MANAGEMENT INFORMATION CIRCULAR

March 26, 2021

INDEX

GENERAL PROXY INFORMATION		1

1.	Solicitation of Proxies	1
2.	COVID-19 Measures	1
3.	Appointment and Revocation of Proxies	2
4.	Exercise of Discretion by Proxies	2
5.	Signing of Proxy	3
6.	Non-Registered Shareholders	3
7.	Quorum	4

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON		4

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF		5

1.	Description of Share Capital	5
2.	Record Date	5
3.	Ownership of Securities of the Corporation	5

BUSINESS OF THE MEETING		5

1.	Financial Statements	5
2.	Election of Directors	5
3.	Re-Appointment of Auditor	10
4.	Approval of the Share Consolidation	10
5.	Approval of the Plan Increase	13

OTHER BUSINESS		15

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON		15

EXECUTIVE COMPENSATION		15

Management Contracts		28

EQUITY COMPENSATION PLAN INFORMATION		28

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS		28

CORPORATE GOVERNANCE DISCLOSURE		28

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS		31

ADDITIONAL INFORMATION		31

APPROVAL		32

Schedule "A" OMNIBUS EQUITY INCENTIVE PLAN		A-1

Schedule "B" CORPORATE GOVERNANCE DISCLOSURE		B-1

Schedule "C" Board Mandate		C-1

BRAGG GAMING GROUP INC.
MANAGEMENT INFORMATION CIRCULAR

March 26, 2021

GENERAL PROXY INFORMATION

1.                   Solicitation of Proxies

This management information circular ("Circular") is furnished in connection with the solicitation of proxies by the management and the directors of Bragg Gaming Group Inc. (the "Corporation" or "Bragg") for use at the annual meeting (the "Meeting") of the shareholders of the Corporation ("Shareholders") to be held at the offices of Bennett Jones LLP, One First Canadian Place, Suite 3400, Toronto, Ontario at 10:00 a.m. (Toronto time), on April 28, 2021 and at all adjournments thereof for the purposes set forth in the accompanying notice of the Meeting (the "Notice of Meeting"). The solicitation of proxies will be made primarily by mail, and may be supplemented by telephone or other personal contact by the directors, officers and employees of the Corporation. Directors, officers and employees of the Corporation will not receive any extra compensation for such activities. The Corporation may also retain, and pay a fee to, one or more professional proxy solicitation firms to solicit proxies from the Shareholders of the Corporation in favour of the matters set forth in the Notice of Meeting. The Corporation may pay brokers or other persons holding common shares ("Common Shares") of the Corporation in their own names, or in the names of nominees, for their reasonable expenses for sending forms of proxy and this management information circular to beneficial owners of Common Shares and obtaining proxies therefrom. The cost of any such solicitation will be borne by the Corporation.

No person is authorized to give any information or to make any representation other than those contained herein and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation. The delivery of this management information circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date hereof.

A registered shareholder of the Corporation may vote in person at the Meeting or may appoint another person to represent such shareholder as proxy and to vote the Common Shares of such shareholder at the Meeting. Only registered Shareholders of the Corporation, or the persons they appoint as their proxies, are entitled to attend and vote at the Meeting. For information with respect to Shareholders who own their Common Shares beneficially through an intermediary, see "Non-Registered Shareholders" below.

2.                   COVID-19 Measures

The Corporation is carefully monitoring the public health impact of the coronavirus (COVID-19) on a daily basis, and may decide to forego the physical Meeting in favor of a virtual-only Meeting or some other alternative depending on the situation. While we understand this could disrupt the travel plans of those who plan to attend, our first priority is the health and safety of our communities, shareholders, employees and other stakeholders. In the event we decide to hold a virtual Meeting or some other alternative, shareholders will be notified and provided with additional details as soon as possible pursuant to a press release, a notice on the Corporation's website and/or additional proxy materials filed on SEDAR.

As at the date of this Circular, management strongly encourages all Shareholders who are eligible to vote at the meeting to vote by proxy and is discouraging in-person attendance at the Meeting. Under no circumstances should Shareholders attend the Meeting in person if you are experiencing any cold or flu- like symptoms, or if they or someone with whom they have been in close contact has travelled to/from outside of Canada within the 14 days prior to the Meeting. All Shareholders are strongly encouraged to vote prior to the Meeting by and of the means described in the Circular.

3.                   Appointment and Revocation of Proxies

Enclosed herewith is a form of proxy for use at the Meeting. The persons named in the form of proxy are directors and/or officers of the Corporation. A Shareholder submitting a proxy has the right to appoint a nominee (who need not be a Shareholder) to represent such Shareholder at the Meeting, other than the persons designated in the enclosed form of proxy, by inserting the name of the chosen nominee in the space provided for that purpose on the form of proxy and by striking out the printed names.

A form of proxy will not be valid for the Meeting or any adjournment or postponement thereof unless it is signed by the Shareholder or by the Shareholder's attorney authorized in writing or, if the Shareholder is a corporation, it must be executed by a duly authorized officer or attorney thereof. The proxy, to be acted upon, must be dated, completed, signed and deposited with the Corporation's transfer agent, Computershare Investor Services Inc.: (i) by mail using the enclosed return envelope or one addressed to Computershare Investor Services Inc., Proxy Department, 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (ii) by hand delivery to Computershare Investor Services Inc., 8th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1; (iii) by facsimile to 1-866-249-7775 (within Canada & the United States) and 416-263-9524 (Internationally); or (iv) by telephone at 1-866-732-8683 (within Canada & the United States) and 312-588-4290 (Internationally), by no later than 10:00 a.m. (Eastern Daylight Time) on the second to last business day preceding the day of the Meeting or any adjournment thereof.

A registered Shareholder of the Corporation who has given a proxy may revoke the proxy at any time prior to its use by: (a) depositing an instrument in writing, including another completed form of proxy, executed by such registered Shareholder or by his or her attorney authorized in writing or by electronic signature or, if the registered Shareholder is a corporation or other similar entity, by an authorized officer or attorney thereof (i) at the registered office of the Corporation, located at 130 King Street West, Suite 1968, Toronto, Ontario, M5X 1K6, at any time prior to 10:00 a.m. (Toronto Time) on the second to last business day preceding the day of the Meeting or any adjournment thereof, (ii) with Computershare Investor Services Inc. at Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, at any time prior to 10:00 a.m. (Toronto Time) on the second to last business day preceding the day of the Meeting or any adjournment thereof, or (iii) with the chairman of the Meeting on the day of the Meeting or any adjournment thereof; (b) transmitting, by telephonic or electronic means, a revocation that complies with clauses (i), (ii) or (iii) above and that is signed by electronic signature, provided that the means of electronic signature permits a reliable determination that the document was created or communicated by or on behalf of such registered Shareholder or by or on behalf of his or her attorney, as the case may be; or (c) in any other manner permitted by law including attending the Meeting in person.

4.                   Exercise of Discretion by Proxies

The Common Shares represented by an appropriate form of proxy will be voted on any ballot that may be conducted at the Meeting, or at any adjournment thereof, in accordance with the instructions contained on the form of proxy. In the absence of instructions, such Common Shares will be voted in favour of each of the matters referred to in the Notice of Meeting.

The enclosed form of proxy, when properly completed and signed, confers discretionary authority upon the persons named therein to vote on any amendments to or variations of the matters identified in the Notice of Meeting and on other matters, if any, which may properly be brought before the Meeting or any adjournment thereof. At the date hereof, management of the Corporation knows of no such amendments or variations or other matters to be brought before the Meeting. However, if any other matters which are not now known to management of the Corporation should properly be brought before the Meeting, or any adjournment thereof, the Common Shares represented by such proxy will be voted on such matters in accordance with the judgment of the person named as proxy thereon.

5.                   Signing of Proxy

The form of proxy must be signed by the Shareholder or the duly appointed attorney thereof authorized in writing or, if the Shareholder is a corporation or other similar entity, by an authorized officer of such entity. A form of proxy signed by the person acting as attorney of the Shareholder or in some other representative capacity, including an officer of a corporation which is a Shareholder, should indicate the capacity in which such person is signing and the form of proxy should be accompanied by the appropriate instrument evidencing the qualification and authority to act of such person, unless such instrument has previously been filed with the Corporation. A Shareholder or his or her attorney may sign the form of proxy or a power of attorney authorizing the creation of a proxy by electronic signature provided that the means of electronic signature permits a reliable determination that the document was created or communicated by or on behalf of such shareholder or by or on behalf of his or her attorney, as the case may be.

6.                   Non-Registered Shareholders

Only registered Shareholders of the Corporation, or the persons they appoint as their proxies, are entitled to attend and vote at the Meeting. The Common Shares of a non-registered shareholder (a "Non-Registered Shareholder") who beneficially owns Common Shares will generally be registered in the name of either:

(a)	an intermediary (an "Intermediary") with whom the Non-Registered Shareholder deals in respect of the Common Shares (including, among others, banks, trust companies, securities dealers or brokers, trustees or administrators of a self-administered registered retirement savings plan, registered retirement income fund, registered education savings plan and similar plans); or

(b)	a clearing agency (such as The Canadian Depository for Securities Limited in Canada or The Depository Trust Company in the United States) or its nominee of which the Intermediary is a participant.

In accordance with the requirements of National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer published by the Canadian Securities Administrators, the Corporation has distributed copies of the Notice of Meeting, this Circular, the form of proxy and the applicable financial statements (collectively, the "Meeting Materials") directly to Non-Registered Shareholders. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either receive:

(a)	Voting Instruction Form: a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. Typically, the voting instruction form will consist of a one page pre-printed form. Sometimes, instead of the one page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar-code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company; or

(b)	Form of Proxy: a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Common Shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Computershare Investor Services Inc. at Proxy Department, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Common Shares they beneficially own. Should a Non-Registered Shareholder who receives either a voting instruction form or a form of proxy wish to attend the Meeting and vote in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the names of the persons named in the form of proxy and insert the Non-Registered Shareholder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, follow the directions indicated on the form. Non-Registered Shareholders should carefully follow the instructions of their Intermediaries and their service companies, including those instructions regarding when and where the voting instruction form or the form of proxy is to be delivered.

A Non-Registered Shareholder who has submitted a proxy may revoke it by contacting the Intermediary through which the Common Shares of such Non-Registered Shareholder are held and following the instructions of the Intermediary respecting the revocation of proxies.

7.                   Quorum

The quorum for the transaction of business at any meeting of Shareholders is two persons present and holding or representing at least 10% of the outstanding Common Shares. In the event that a quorum is not present within such reasonable time after the time fixed for the holding of the Meeting as the persons present and entitled to vote at the Meeting may determine, such persons may adjourn the Meeting to a fixed time and place.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Management of the Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of common shares or otherwise, of any director or executive officer of the Corporation at any time since the beginning of the Corporation's last financial year, of any proposed nominee for election as a director of the Corporation, or of any associate or affiliate of any such person, in any matter to be acted upon at the Meeting (other than the election of directors).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

1.                   Description of Share Capital

The Corporation is authorized to issue an unlimited number of Common Shares of which 198,238,111 Common Shares were outstanding as of the close of business on March 23, 2021.

The holders of the Common Shares are entitled to one vote for each Common Share held on all ballots taken at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote.

2.                   Record Date

The directors of the Corporation have fixed March 23, 2021 as the record date for the determination of the Shareholders entitled to receive notice of the Meeting. Holders of record of Common Shares at the close of business on March 23, 2021 will be entitled to vote at the Meeting and at all adjournments thereof.

3.                   Ownership of Securities of the Corporation

As at March 23, 2021, and to the knowledge of the directors and officers of the Corporation, no person, firm or corporation beneficially owned, directly or indirectly, or exercised control or direction over, voting securities of the Corporation carrying more than 10% of the voting rights attaching to any class of voting securities of the Corporation, except for the following:

Shareholder Name	Number of Common Shares Beneficially Owned or Over which Control is Exercised	Percentage of Class on a Non-diluted Basis
K.A.V.O. Holdings Limited	49,000,000	24.7%

BUSINESS OF THE MEETING

1.                   Financial Statements

The audited financial statements of the Corporation for the year ended December 31, 2020 together with the report of the auditor thereon have been mailed to the Shareholders who requested to receive them. The financial statements are also available on SEDAR at www.sedar.com. The financial statements of the Corporation for the year ended December 31, 2020 and the report of the auditor thereon will be placed before the Meeting.

2.                   Election of Directors

In accordance with the articles of incorporation of the Corporation (the "Articles"), by-laws of the Corporation, and the policies of the Toronto Stock Exchange (the “TSX”), the board of directors of the Corporation (the "Board"), must be comprised of a minimum of three directors and a maximum of ten directors. At the Meeting, it is proposed that the directors whose names are set forth below be elected to the Board. Each director elected will hold office until the close of the first annual meeting of the Shareholders following their election, unless their office is earlier vacated in accordance with the by-laws of the Corporation.

The Corporation has adopted a majority voting policy (the “Majority Voting Policy”) as required by the rules of the TSX. Pursuant to such policy, each of the management’s nominees for election to the Board at the Meeting has agreed, and all future nominees will be required to agree, to abide by it. The Majority Voting Policy states that if in an uncontested election a director nominee has more votes withheld than are voted in favour of them, the nominee will be considered by the Board not to have received the support of the shareholders, even though duly elected as a matter of corporate law. Such a nominee will be required forthwith to submit their resignation to the Board, effective upon acceptance by the Board.

The Board (or a designated committee thereof) will consider the resignation and, except in special circumstances that would warrant the continued service of the director on the Board, the Board will be expected to accept the resignation. The Board will make its decision and announce it in a news release (a copy of which shall also be provided to the TSX) within 90 days after the shareholder meeting at which the candidacy of the director was considered. If the Board does not accept the resignation of the director, the news release will fully state the reasons for that decision.

The following table sets forth certain information regarding the nominees, their position with the Corporation, their principal occupation during the last five years, the dates upon which the nominees became directors of the Corporation and the number of Common Shares beneficially owned by them, directly or indirectly, or over which control or direction is exercised by them as at March 23, 2021:

Name and Residence(3)	Office	Principal Occupation During Last Five Years	Date Became Director	Number of Common Shares Beneficially Owned or Over which Control is Exercised(1)
Adam Arviv Toronto, Ontario	Chief Executive Officer and Director	Executive Chairman of Legacy Eight Group Ltd. Founder of Gaming Nation Inc.	August 27, 2020(2)	8,973,394
Richard Carter Isle of Man	Executive Chairman of the Board	CEO of interactive sports betting solutions and services provider SB Tech.	September 30, 2020	826,446
Paul Pathak Toronto, Ontario	Vice-Chairman of the Board and Lead Director	Securities and investment industry lawyer, partner at Chitiz Pathak LLP Served as a director of Gamesys Plc formerly JPJ Group Plc, the Intertain Group Limited, and Wayland Group Corp.	March 15, 2019	332,644

Name and Residence(3)	Office	Principal Occupation During Last Five Years	Date Became Director	Number of Common Shares Beneficially Owned or Over which Control is Exercised(1)
Rob Godfrey Toronto, Ontario	Director	President of Brown Lab Industries Inc. Portfolio companies: Qwatro USA and UrbanDog Holdings Active in Brown Lab's real estate activities	June 27, 2019	206,611
Paul Godfrey Toronto, Ontario	Director	Executive Chair of the Board of Directors of Postmedia Network Canada Corp. Chairman of the Board of Trustees of RioCan Real Estate Investment Trust	January 12, 2021	495,867
Matevž Mazij Ljubljana, Slovenia	Director	Managing Director of Oryx Gaming International LLC	January 20, 2021	49,000,000
Lara Falzon Xemxija, Malta	Director	CFO of NetEnt Star; and CFO of Red Tiger Gaming	March 1, 2021	Nil.

Notes:

(1)	Undiluted

(2)	Appointed as a director on August 27, 2020 and CEO on November 27, 2020

(3)	James Ryan will not stand for re-election at the Meeting.

The directors of the Corporation have three committees being the audit committee (the "Audit Committee"), the compensation committee ("Compensation Committee"), and the nomination and governance committee ("Nomination and Governance Committee"). Following the Meeting, it is expected that the Audit Committee will consist of three directors, being Lara Falzon (chair), Paul Pathak, and Rob Godfrey; the Compensation will consist of three directors, being Rob Godfrey (chair), Adam Arviv, and Lara Falzon; and the Nomination and Governance Committee will consist of three directors, being Paul Godfrey (chair), Paul Pathak, and Richard Carter.

Background of Directors

Adam Arviv –Chief Executive Officer and Director

Adam Joseph Arviv is a Canadian-Israeli investor. He has over 20 years' experience investing in the gaming industry, along with other niche industries. Mr. Arviv has been the founder and/or lead investor of multiple companies over his career, including PickNation, Gaming Nation, Green Growth Brands, the BRN Group and Bragg Gaming Group Inc. Mr. Arviv is considered by some to be a private equity investor, but considers himself an activist investor. He has six children and is married to Ashley Alter Arviv, and he splits his time between Toronto, Miami, and The Bahamas.

Richard Carter – Executive Chairman of the Board

Richard Carter held the role of Chief Executive Officer of interactive sports betting solutions and services provider SB Tech for the past five years, until the company's merger with digital sports entertainment and gaming company DraftKings through a three-way deal with Diamond Eagle Acquisition Corp in April 2020. The transaction was valued at US $3.3 billion and the combined entity has a current market cap of US $20 billion. SB Tech is the gaming engine behind DraftKings and transformed DraftKings from a daily fantasy site into the digital sports entertainment and gaming company that it is today.

Paul Pathak – Vice-Chairman of the Board and Lead Director

Paul Pathak is an established securities and investment industry lawyer, and partner at Chitiz Pathak LLP, practicing primarily in the areas of corporate, securities, mergers, acquisitions and commercial law. Mr. Pathak acts for issuers in a broad range of securities transactions, including Initial Public Offerings (IPOs), reverse takeovers (RTOs), establishment of capital pool companies, going-private transactions and other financing structures. Mr. Pathak has served on the boards on several other public and private companies.

Rob Godfrey – Director

An entrepreneur born in Toronto, Ontario, Rob is the President of Brown Lab Industries Inc. Rob oversees two portfolio companies: Qwatro USA (specialty chemicals) and UrbanDog Holdings (pet services). In addition, Rob is active in Brown Lab's real estate activities including the management of commercial and industrial properties in Ajax, Etobicoke and Toronto. Previous work experience includes Senior Vice President of the Toronto Blue Jays Baseball Club, President of the Toronto Phantoms Arena Football Team and Associate at TD Securities. Rob holds a BA from the University of Western Ontario, and a J.D./MBA from Pepperdine University in California.

Matevž Mazij – Director

Matevž Mazij is the founder and Managing Director of Oryx. Slovenia-based Matevz, established Oryx in 2013, after 8 years as international business development, sales, marketing and IT professional with different online and land-based gaming companies, building business relationships throughout Asia, Europe, Central America and North America. Matevz has led Oryx from start up to global leader in turnkey gaming solutions.

Paul Godfrey – Director

Mr. Godfrey most recently served as the Executive Chair of the board of directors of Postmedia Network Canada Corp. ("Postmedia"). Prior to this, he served as Executive Chair and Chief Executive Officer of Postmedia, President and Chief Executive Officer of Postmedia, President and Chief Executive Officer of National Post Inc., President and Chief Executive Officer of the Toronto Blue Jays Baseball Club and spent 16 years with Sun Media Corporation, eventually taking the role of President and Chief Executive Officer. Mr. Godfrey has a proud record of public service including a record four terms (11 years) as the Chairman of the Municipality of Metropolitan Toronto. He served as the Chairman of the Ontario Lottery and Gaming Corporation from 2010 until 2013. He is Chairman of the board of RioCan Real Estate Investment Trust. He also serves on the board of Cargojet Inc. and serves as Vice Chairman of Baycrest Centre for Geriatric Care.

Lara Falzon – Director

Ms. Falzon has more than ten years' experience in strategic roles, most recently as the Group Commercial CFO of Netent AB. Prior to this role Ms. Falzon was the Group CFO of Red Tiger Gaming. Her achievements included achieving financial performance records, driving radical growth and building a world class financial infrastructure as well as optimizing staff performance. Red Tiger was subsequently acquired by Netent AB in September 2019. Ms. Falzon has also been the CFO of Evoke Gaming Limited, and the Group Financial Controller at King.com. At King.com she played an instrumental role in launching King.com's IPO on the NASDAQ, and later formed part of the team which led to Activation Blizzard acquiring King.com. Ms. Falzon has a wealth of experience in navigating companies through complex finance transformation projects, designing highly efficient reporting systems and guiding corporate mergers and acquisitions including post-merger integrations. Lara has served as CFO in both the B2C and B2B online gaming sectors, for both public companies and fast-growing startups. During 2020, Lara was named in iGB’s Most Influential Women list and Gaming Intelligence’s Hot 50 2021 list.

Shareholder Nominees

Pursuant to section 93 of the Corporation's By-Law No. 1, nominations by Shareholders for the election of directors at the Meeting (other than nominations by shareholders pursuant to a shareholder proposal or a requisitioned meeting), are to be received by the Corporation by 5:00 p.m. (Toronto time) on March 23, 2021.

Corporate Cease Trade Orders

Except as set out below, none of the nominees for election as a director of the Corporation is, or was within the ten years prior to the date hereof, a director, chief executive officer or chief financial officer of any company that was subject to a cease trade order, an order similar to cease trade order or an order that denied such company access to any exemption under securities legislation that was, in each case, in effect for a period of more than 30 consecutive days and that was issued while that person was acting in such capacity or that was issued after that person ceased to act in such capacity and which resulted from an event that occurred while that person was acting in such capacity:

•	Paul Pathak was formerly a director of Wayland Group Inc. ("Wayland"), a reporting issuer previously listed on the Canadian Securities Exchange. In April 2019, the Ontario Securities Commission issued a failure-to-file cease trade order against Wayland as a result of Wayland's failure to file its audited financial statements for the year ended December 31, 2018. Subsequently, in December 2019, Wayland was granted an order from the Ontario Superior Court of Justice (commercial list) under the Companies' Creditors Arrangement Act.

Personal Bankruptcies

None of the nominees for election as a director of the Corporation is, or was within the ten years prior to the date hereof, a director or executive officer of any company that, while that person was acting in such capacity, or within a year of that person ceasing to act in such capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

None of the nominees for election as a director of the Corporation has within the ten years prior to the date hereof become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his assets.

Penalties or Sanctions

None of the nominees for election as a director of the Corporation has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

The persons named in the form of proxy accompanying this management information circular intend to vote FOR the election of the nominees whose names are set forth above, unless the shareholder of the Corporation who has given such proxy has directed that the Common Shares represented by such proxy be withheld from voting in respect of the election of directors of the Corporation.

Management of the Corporation does not contemplate that any of the nominees will be unable to serve as a director of the Corporation for the ensuing year; however, if that should occur for any reason prior to the Meeting or any adjournment thereof, the persons named in the form of proxy accompanying this management information circular have the right to vote for the election of the remaining nominees and may vote for the election of a substitute nominee at their discretion.

3.                   Re-Appointment of Auditor

Management recommends the re-appointment of MNP LLP ("MNP") of Toronto, Ontario, as auditor of the Corporation to hold office until the close of the next annual meeting of the Shareholders of the Corporation, or until their successor is otherwise appointed. MNP was first appointed auditor of the Corporation on November 1, 2012.

The persons named in the form of proxy accompanying this management information circular intend to vote FOR the re-appointment of MNP as the auditor of the Corporation until the close of the next annual meeting of the Shareholders of the Corporation or until its successor is appointed and the authorization of the directors of the Corporation to fix the remuneration of MNP, unless the shareholder of the Corporation who has given such proxy has directed that the Common Shares represented by such proxy be withheld from voting in respect of the appointment of the auditor of the Corporation.

4.                   Approval of the Share Consolidation

At the Meeting, Shareholders will be asked to consider, and if deemed advisable to approve, a special resolution, authorizing, an amendment to the Articles to consolidate its outstanding Common Shares (the "Share Consolidation") on such basis as the Board may determine, in its sole discretion, provided that the Share Consolidation shall not be greater than on a 15:1 basis (the "Consolidation Ratio"). The Board may in its sole discretion determine to use a Consolidation Ratio which may be less than 15:1, and subject always to the Corporation continuing to meet the distribution requirements of the TSX. Subject to the approval of the TSX, approval of the special resolution by Shareholders would give the Board authority to implement the Share Consolidation at any time prior to the next annual meeting of Shareholders. The Share Consolidation will not materially affect the percentage ownership in the Corporation by the Shareholders even though such ownership will be represented by a smaller number of Common Shares. The Share Consolidation will merely proportionately reduce the number of Common Shares held by the Shareholders. The exercise or conversion price and/or the number of Common Shares issuable under any outstanding convertible securities, including under outstanding Options, warrants, rights and any other similar securities will be proportionately adjusted upon the implementation of the Share Consolidation, in accordance with the terms of such securities, on the same basis as the consolidation of the Common Shares.

If, as a result of the Share Consolidation, a Shareholder would otherwise be entitled to a fraction of a Common Share in respect of the total aggregate number of pre-consolidation Common Shares held by such Shareholder, no such fractional Common Share will be awarded. The aggregate number of Common Shares that such Shareholder is entitled to will, if the fraction is less than one half of one share, be rounded down to the next closest whole number of Common Shares, and if the fraction is at least one half of one share, be rounded up to one whole Common Share. Except for any change resulting from the rounding described above, the change in the number of Common Shares outstanding that would result from the Share Consolidation will cause no change in the stated capital attributable to the Common Shares.

Reasons for the Share Consolidation

The Corporation believes that it is desirable for the Common Shares to trade at a higher price per share. An increase in trading price of the common shares could heighten the interest of the financial community in the Corporation and potentially broaden the pool of investors who may consider investing or may be able to invest in the Corporation, potentially increasing the trading volume and liquidity of its Common Shares. The Share Consolidation may also help to attract institutional investors or fund managers who have internal policies that either prohibit them from purchasing stocks below a certain minimum price or tend to discourage individual brokers from recommending such shares to their customers, including institutional investors, indexes, investment funds and exchange-traded funds that are prohibited from purchasing shares below a certain minimum price threshold. The combination of potentially lower transaction costs and increased interest from institutional investors and investment funds could ultimately improve the trading liquidity of the Common Shares.

Share Consolidation Conditional on Decision of the Board

If the special resolution is approved, the Share Consolidation would be implemented, if at all, only upon a determination by Board that it is in the best interests of the Corporation at that time. In connection with any determination to implement the Share Consolidation, the Board will determine the timing for the Share Consolidation to become effective. No further action on the part of the shareholders will be required in order for the Board to implement the Share Consolidation.

If the Board does not implement the Share Consolidation prior to the next annual meeting of shareholders, the authority granted by the special resolution to implement the Share Consolidation on these terms will lapse and be of no further force or effect. The special resolution also authorizes the Board to elect not to proceed with, and abandon, the Share Consolidation at any time if they determine, in their sole discretion, to do so.

Certain Risks Associated with the Share Consolidation

There are certain risks associated with the Share Consolidation, including, but not limited to the following risks:

•	Reducing the numbers of issued and outstanding Common Shares through the Share Consolidation is intended, absent other factors, to increase the per share market price of the Common Shares; however, there can be no assurance that the market price of the Common Shares will in fact increase following the Share Consolidation or will not decrease in the future.

•	The Share Consolidation may not result in a per share market price that will attract institutional investors or investment funds and such Common Share price may not satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the common shares may not improve.

•	The Share Consolidation may also result in some Shareholders owning "odd lots" of less than 100 Common Shares. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than Common Shares in board lots of even multiples of 100 Common Shares.

Procedure for Implementing the Share Consolidation

The Share Consolidation will only become effective upon the Corporation filing articles of amendment with the Director under the CBCA giving effect to the Share Consolidation and the endorsement by the Director of a certificate of amendment in respect thereof. Under the CBCA, Shareholders do not have dissent and appraisal rights with respect to the proposed Share Consolidation. Prior to the completion of the Share Consolidation, the Corporation will provide registered Shareholders with a letter of transmittal (the "Letter of Transmittal") which will need to be duly completed and submitted by registered Shareholders wishing to receive share certificates representing the post-Consolidation Common Shares to which he, she or it is entitled if the Corporation completes the Share Consolidation. Upon receipt of a properly completed and signed Letter of Transmittal and the share certificate(s) referred to in the Letter of Transmittal, the Corporation will arrange to have a new share certificate representing the appropriate number of post-consolidation Common Shares delivered in accordance with the instructions provided by the holder in the Letter of Transmittal. No delivery of a new share certificate to a Shareholder will be made until the shareholder has surrendered his or her current share certificates. Until surrendered, each share certificate formerly representing pre-consolidation Common Shares will be deemed for all purposes to represent the number of post-consolidation Common Shares to which the Shareholder is entitled as a result of the Share Consolidation. Shareholders should neither destroy nor submit any share certificates until instructed to do so.

Non-registered Shareholders holding the Common Shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Share Consolidation than those that will be put in place by the Corporation for registered Shareholders. If a Shareholder holds the Common Shares with such bank, broker or other nominee and if they should have questions in this regard, they are encouraged to contact their nominee to obtain instructions for processing the Share Consolidation.

Accordingly, at the Meeting, Shareholders will be asked to consider and if deemed advisable, to pass, with or without variation the following special resolution approving the Share Consolidation (the "Share Consolidation Resolution") as follows:

"BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	the articles of the Corporation be amended to consolidate the outstanding common shares of the Corporation on such basis as the directors of the Corporation may determine, provided that the consolidation shall not be greater than on a 15:1 basis;

2.	the Corporation be, and it hereby is, authorized and empowered to file articles of amendment with the Director appointed under section 173 of the Canada Business Corporations Act at any time after the date of this special resolution to give effect to the amendment;

3.	any one officer or any one director of the Corporation be, and each of them hereby is, authorized and empowered, acting for, in the name of and on behalf of the Corporation, to execute or to cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, all such documents, all in such form and containing such terms and conditions, as any one of them shall consider necessary or desirable in connection with the foregoing and shall approve, such approval to be conclusively evidenced by the execution thereof by the Corporation, and to do or to cause to be done all such other acts and things as any one of them shall consider necessary or desirable in connection with the foregoing or in order to give effect to the intent of the foregoing paragraph of this special resolution; and

4.	notwithstanding that this special resolution has been approved by the shareholders of the Corporation, the directors of the Corporation are authorized to revoke this special resolution without further notice to, or approval of, the shareholders of the Corporation at any time prior to the endorsement by the Director of a certificate of amendment of articles in respect of the amendment."

The amendment to the Articles implementing the Share Consolidation must be approved by special resolution in order to become effective. To pass, a special resolution requires the affirmative vote of not less than two-thirds (⅔) of the votes cast by the Shareholders present at the Meeting in person or by proxy. The Board recommends that the Shareholders vote FOR the Share Consolidation Resolution.

The persons named in the form of proxy accompanying this management information circular intend to vote FOR the Share Consolidation Resolution as set forth above, unless the shareholder of the Corporation who has given such proxy has directed that the Common Shares represented by such proxy be voted against the Share Consolidation Resolution.

5.	Approval of the Plan Increase

Background

At the Meeting, Shareholders will be asked to consider, and if deemed advisable to approve, an ordinary resolution to authorize the amendment and restatement of the Corporation's omnibus equity incentive plan as set out in Schedule "A" to this Circular (the "Incentive Plan") to increase the number of common shares available for issuance as awards under the Incentive Plan to 39,650,000 ("Plan Increase"). On October 29, 2020, the Board approved the adoption of the Incentive Plan, which was designed to replace the Corporation's previous fixed stock option plan and deferred share unit plan into a single, streamlined, plan. The Incentive Plan was subsequently approved by Shareholders on November 27, 2020.

Under the Incentive Plan, the Corporation authorized up to 31,800,000 Common Shares for issuance, less the aggregate number of Common Shares issuable under all other security-based compensation arrangements of the Corporation. As of the date of this Circular, there are 4,953,273 stock options ("Options") outstanding pursuant to the Corporation's previous fixed stock option plan, 400,000 deferred share units ("DSUs") granted and outstanding pursuant to the Corporation's previous deferred share unit plan, and 9,317,579 Options, 899,000 DSUs, and 1,600,000 restricted share units ("RSUs") granted and outstanding pursuant to the Incentive Plan.

Following discussions and input from an independent consultant, and an internal review of the Corporation's plan on new strategic hires and acquisitions, the Board voted, subject to the approval of the Shareholders and the TSX, to increase to the number of Common Shares reserved for issuance pursuant to awards granted under the Incentive Plan to 39,650,000 Common Shares, less the aggregate number of Common Shares issuable under all other security-based compensation arrangements of the Corporation. For a full description of the Incentive Plan see "Stock Option Plans And Other Incentive Plans".

Approval

The Incentive Plan is considered a fixed number plan and has been drafted to comply with the policies of the TSX as they exist at the date of this Circular. In accordance with the rules and policies of the TSX, the Incentive Plan must receive approval of the Shareholders at the time it is implemented and any time the number of Common Shares reserved for issuance under the plan is increased.

Accordingly, at the Meeting, Shareholders will be asked to consider and, if deemed advisable, pass, with or without variation, the following ordinary resolution approving the adoption by the Corporation of the Incentive Plan (the "Plan Increase Resolution") as follows:

"BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.	the amended and restated omnibus equity incentive plan of the Corporation ("Incentive Plan"), which increases the total number of common shares of the Corporation issuable thereunder from 31,800,000 to 39,650,000, less the aggregate number of Common Shares issuable under all other security-based compensation arrangements of the Corporation, as set out in Schedule "A" to the Corporation's management information circular dated March 26, 2021, be and is hereby confirmed, ratified, and approved in replacement of all other equity incentive plans of the Corporation;

2.	any officer or director of the Corporation be and is hereby authorized, subject to the approval of the applicable regulatory authorities, for and on behalf of the Corporation, to execute and deliver all documents and instruments and to take such other actions as they may determine to be necessary or desirable to implement this Control Person Resolution and the matters authorized here, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions; and

3.	notwithstanding that this resolution has been passed by the shareholders of the Corporation, the adoption of the amended and restated Incentive Plan is conditional upon receipt of final approval from the TSX and the directors are authorized and empowered to revoke this resolution, without any further approval of the shareholders of the Corporation, at any time if such revocation is considered necessary or desirable by the directors."

The confirmation and approval of the Plan Increase must be approved by ordinary resolution of the Shareholders. To pass, an ordinary resolution of the Shareholders requires the affirmative vote of not less than half of the votes cast by the Shareholders present at the Meeting in person or by proxy. The Board recommends that the Shareholders vote FOR the Plan Increase Resolution.

The persons named in the form of proxy accompanying this management information circular intend to vote FOR the Plan Increase Resolution as set forth above, unless the shareholder of the Corporation who has given such proxy has directed that the Common Shares represented by such proxy be voted against the Plan Increase Resolution.

OTHER BUSINESS

Management is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the form of proxy accompanying this management information circular to vote the shares represented thereby in accordance with their best judgment on such matter.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than the election of directors and the approval of the Incentive Plan and as otherwise set forth herein, management of the Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation's last financial year, or of any associate or affiliate of any such persons, in any matter to be acted upon at the Meeting.

EXECUTIVE COMPENSATION

The purpose of this compensation discussion and analysis is to provide information about the Corporation's philosophy, objectives and processes regarding executive compensation. This disclosure is intended to communicate the compensation provided to each of the Chief Executive Officer ("CEO"), the Chief Financial Officer ("CFO"), the most highly compensated executive officer of the Corporation, if any, whose individual total compensation was more than $150,000 for the year ended December 31, 2020 (collectively, the "Named Executive Officers" or "NEOs"). At December 31, 2020, the Named Executive Officers of the Corporation were Richard Carter (Executive Chairman), Adam Arviv (CEO), Ronen Kannor (CFO), and Yaniv Spielberg (Chief Strategy Officer and Corporate Secretary). At December 31, 2020, the directors of the Corporation were Richard Carter, Paul Pathak, Adam Arviv, James Ryan, and Rob Godfrey.

The responsibility for determining the principles for compensation of NEOs (other than the CEO and Executive Chairman) and other key employees of the Company rests with the CEO and the Executive Chairman. Subject to final approval of the Board, the Compensation Committee is responsible for reviewing and recommending to the Board the CEO and Executive Chairman’s compensation recommendations. The Compensation Committee considers implications of the risks associated with the Corporation’s compensation policies and practices as part of its responsibilities to review and recommend the compensation policies and practices of the Corporation.

The executive compensation program is designed to encourage, compensate and reward employees on the basis of individual and corporate performance, both in the short-, medium-, and long-term, thereby enabling the Corporation to retain executives important to the Corporations success. The Corporation has no specific formal objectives, formula, or criteria for determining total compensation, the Compensation Committee, CEO and Executive Chairman, as applicable, may consider the following factors, among others: an individual’s performance, tenure and experience, the performance of the Corporation overall, any retention concerns and the individual’s historical compensation, including in comparison to peers in comparable positions. The Compensation Committee, CEO and Executive Chairman, as applicable, does not weigh any of these factors more heavily than others and does not use any formula to assess these factors, but rather considers each factor in its judgment and at its discretion.

The Board and the Compensation Committee believe that the Corporation’s compensation policies and practices are appropriate for its industry and stage of business and that such policies and practices do not have associated with them any risks that are reasonably likely to have a material adverse effect on the Corporation or which would encourage an NEO to take any inappropriate or excessive risks. The Compensation Committee will continue to review the Corporation’s compensation policies, including its compensation related risk profile, as necessary, to ensure its compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation or encourage an NEO to take any inappropriate or excessive risks, and may consider adopting a formal policy in this regard in the future, if necessary.

The Corporation's executive compensation program has three components: (i) base salary; (ii) short-term incentives in the form of bonus compensation; and (iii) long-term compensation to align the executives with the interests of shareholders. In special circumstances the Corporation may other additional compensation and benefits to executives. These components may be summarized as follows:

Base Salary

The base salaries of the NEOs and other key employees are based on competitive salaries for positions of similar responsibilities from the industry knowledge of the Board and management, along with past performance, expertise, and scarcity of the executive or employee's skills. The Corporation does not designate a specific peer group with respect to compensation, but the level of base salary for each NEO is determined by the Corporation.

Bonus Compensation

NEOs and key employees are eligible for annual awards in the form of cash bonuses. Annual bonuses are meant to reward both individual accomplishments and contributions to corporate performance. Bonuses encourage and reward individual accomplishments and contributions over the financial year toward achievement of corporate goals and objectives.

Long-Term Incentive

The Incentive Plan was adopted by the Board to attract, retain, motivate and compensate persons who are integral to the growth and success of the Corporation as it aligns management’s interests with those of shareholders by tying compensation to share price performance and to aid in retention through vesting schedules. When awarding Awards, the Board considers an individual’s performance; level of responsibility and contribution as well as the aggregate number of Awards that would be held by such individual after the award under consideration is made. See "Approval of the Plan Increase" and Schedule "A" for a full discussion of the process the Corporation uses to grant share-based or option-based awards to executive officers and key employees.

Performance Graph

The following chart shows the Shareholder return on the Common Shares for the period from December 31, 2018 to December 31, 2020, together with the cumulative return for the S&P/TSX Composite Index for the same period, based on the closing price on the last trading day of each fiscal year. The chart assumes an initial investment of $100.

The compensation of the Corporation’s NEOs during this period was not directly tied to the price of the Common Shares in relation to any index.

Compensation Governance

The Compensation Committee reviews the adequacy of remuneration for the executive officers by evaluating their performance in light of the Corporation's goals and objectives, the bonus opportunities contained in their employment agreements, and by comparing the performance of the Corporation with other reporting issuers of similar size in the same industry.

The terms of any proposed compensation for the directors of the Corporation who are not also officers of the Corporation (including any share-based incentive awards to be granted) will be determined by the Compensation Committee.

The Corporation relies on its Compensation Committee, through discussion without any formal objectives, criteria or analysis, to determine the compensation of the Corporation's executive officers. The Compensation Committee has not established formal criteria or goals that are tied to total compensation or any significant element of total compensation. The Compensation Committee is responsible for determining all forms of compensation, including long-term incentives in the form of share-based compensation, to be granted to NEOs and directors, and for reviewing the recommendations respecting compensation of other officers of the Corporation from time to time, to ensure such arrangements reflect the responsibilities and risks associated with each position. When determining compensation, the Compensation Committee considers: (i) recruiting and retaining executives critical to the Corporation's success and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and Shareholders; and (iv) rewarding performance, both on an individual basis and with respect to the Corporation's operations in general.

Named Executive Officer Compensation

The following table sets forth the compensation paid to the Corporation's Named Executive Officers for the three most recently completed financial years.

Summary Compensation Table

				Non-equity incentive plan compensation (C$)
Name and position	Period	Salary (C$)	Option- Based Awards (C$)(3)	Annual Incentive Plan (C$)	Long-Term Incentive Plan (C$)	All Other Compensation (C$)	Total Compensation (C$)
Richard Carter Executive Chairman(1)	Year ended December 31, 2020	129,968	nil	nil	nil	nil	129,968
	Year ended December 31, 2019	nil	nil	nil	nil	nil	nil
	Year ended December 31, 2018	nil	nil	nil	nil	nil	nil
Adam Arviv CEO and Director(2)	Year ended December 31, 2020	400,000	2,850,130	nil	nil	200,000	3,450,130
	Year ended December 31, 2019	400,000	nil	nil	nil	nil	400,000
	Year ended December 31, 2018	7,692	500,771	nil	nil	nil	508,463
Ronen Kannor CFO	Year ended December 31, 2020	189,112	932,703	nil	nil	15,129	1,136,944
	Year ended December 31, 2019	nil	nil	nil	nil	nil	nil
	Year ended December 31, 2018	nil	nil	nil	nil	nil	nil
Yaniv Spielberg Chief Strategy Officer and Corporate Secretary	Year ended December 31, 2020	180,000	820,000	nil	nil	14,400	1,014,400
	Year ended December 31, 2019	160,000	84,000	nil	nil	nil	244,000
	Year ended December 31, 2018	3,077	155,257	nil	nil	nil	158,334

Notes to Summary Compensation Table:

(1)	Mr. Carter had total compensation of $129,968 in the year ended December 31, 2020, of which director fees amounted to $32,492.

(2)	Mr. Arviv had total compensation of $3,450,130 in the year ended December 31, 2020, of which director fees amounted to $134,444.

(3)	Option-Based Awards in the form of Stock Options are measured at fair-value on the date of grant using the Black-Scholes model. DSUs and RSUs are valued by using the closing share price of the Common Shares on the TSX/TSXV on the date of grant.

The following table sets forth all awards outstanding at the end of the most recently completed financial year for each NEO.

Outstanding Share-Based Awards and Option-Based Awards

	Option-Based Awards				Share Based Awards
Name and position	Number of securities underlying unexercised Options (#)	Option Exercise Price (C$)	Option Expiration Date	Value of Unexercised in-the- money (C$)(1)	Number of shares or units of shares that have not vested	Market or payout value of share based awards that have not vested (C$)(2)	Market or payout value of vested share based awards not paid out or distributed (C$)(2)
Richard Carter Executive Chairman	nil	n/a	n/a	n/a	nil	n/a	n/a
Adam Arviv CEO and Director	750,000	$0.56	December 26, 2023	652,500	nil	n/a	71,500
	6,328,579	$0.78	November 30, 2025	4,113,576
Ronen Kannor CFO	700,000	$0.30	May 3, 2025	791,000	600,000	858,000	572,000
Yaniv Spielberg Chief Strategy Officer and Corporate Secretary	250,000	$0.56	December 26, 2023	217,500	600,000	858,000	1,072,500

Notes:

(1)	Value per in-the-money options-based award has been determined by taking the difference between the closing share price on December 31, 2020 of $1.43 and the exercise price of the option.

(2)	Market or payout value per share-based award has been determined as the closing share price on December 31, 2020 of $1.43.

The following table provides the aggregate dollar value of outstanding option-based awards, share based awards and non-equity incentive plan compensation for NEOs as at December 31, 2020, which would have been realized had options that vested in the fiscal year ended December 31, 2020 been exercised on the vesting dates thereof.

Incentive Plan Awards - Value Vested or Earned During the Year

Name and position	Option-based Awards – Value vested during the year (C$)	Share-based Awards – Value vested during the year (C$)	Non-equity incentive plan compensation – Value earned during the year
Richard Carter Executive Chairman	nil	nil	nil
Adam Arviv CEO and Director	2,965,643	nil	nil
Ronen Kannor CFO	58,370	366,515	nil
Yaniv Spielberg Chief Strategy Officer and Corporate Secretary	38,504	366,515	nil

Employment, Consulting and Management Agreements with Named Executive Officers

1.	Executive Chairman Consulting Agreement

Richard Carter, Executive Chairman, and his services are made available through a consulting services agreement between the Corporation and Mr. Carter dated as of September 28, 2020 (the "Consulting Agreement"). Under the terms of the Consulting Agreement, Mr. Carter will provide general support to the Chief Executive Officer of the Corporation with a particular focus on developing and implementing the Corporation's U.S. Strategy and is entitled to receive US$25,000 per month for his services. The Consulting Agreement further sets out that Mr. Carter will receive 30 days' notice prior to the termination of the Consulting Agreement by the Corporation, In such event, Mr. Carter shall be entitled to his prorated monthly fees until the end of the notice period but shall have no further claim against the Corporation in respect of such termination. Mr. Carter will also be entitled to participate in the Incentive Plan.

2.	CEO Agreement

On October 2, 2020, the Corporation entered into a binding letter agreement with Adam Arviv (the "CEO Agreement") to act as Interim Chief Executive Officer for an initial term of 12 months, with the ability to extend the term at one-month increments at the option of the Corporation. Under the terms of the CEO Agreement, Mr. Arviv is entitled to receive $33,333 per month for his services. If the term of the CEO Agreement is extended beyond the initial 12-month period, then Mr. Arviv would be entitled to receive $50,000 per month for his services. Mr. Arviv will also be entitled to receive up to 4% in the issued and outstanding Common Shares in share-based compensation, subject to completing Board assigned projects, goals or other performance metrics.

If the Corporation terminates Mr. Arviv's employment without cause, it is obligated to pay Mr. Arviv $400,000 plus an amount in respect of Mr. Arviv's bonus equal to the monthly prorated amount. In the event that Mr. Arviv's employment is terminated after serving twelve months as the interim Chief Executive Officer, Mr. Arviv's estimated payment would be equal to $800,000 plus an amount in respect of Mr. Arviv's bonus equal to the monthly prorated amount. Any share-based awards held by Mr. Arviv become fully exercisable in the event of a change of control.

3.	CFO Agreement

On May 15, 2020, the Corporation entered into an employment agreement with Ronen Kannor (the "CFO Agreement") to act as Chief Financial Officer for an indefinite term, unless terminated by either party with not less than six months' notice. Under the terms of the CFO Agreement, Mr. Kannor is entitled to receive £175,000 per annum for his services. Additionally, Mr. Kannor will be entitled to receive up to 100% of his base salary as a bonus payment, subject to achieving certain agreed upon objectives. Such bonus may be satisfied by the granting of share-based awards.

If the Corporation terminates Mr. Kannor's employment without cause, it is obligated to pay Mr. Kannor £175,000 plus an amount in respect of Mr. Kannor's bonus equal to the prorated target amount. In the event of a change of control, and within 12 months of such change, if Mr. Kannor's employment is terminated due to constructive dismissal or dismissal without cause, then Mr. Kannor will be entitled to £175,000 plus any payment in lieu of notice.

4.	CSO Agreement

On December 10, 2019, with effect as of January 1, 2020, the Corporation entered into an employment agreement with Yaniv Spielberg (the "CSO Agreement") to act as Chief Strategy Officer for an indefinite term, unless terminated by either party with not less than two weeks' notice. Under the terms of the CSO Agreement, Mr. Spielberg is entitled to receive $180,000 per annum for his services. Additionally, Mr. Spielberg will be entitled to receive up to 100% of his base salary as a bonus payment, subject to achieving certain agreed upon objectives.

If the Corporation terminates Mr. Spielberg's employment without cause, it is obligated to pay Mr. Spielberg his base salary, prorated to three months, plus an amount in respect of Mr. Spielberg's additional entitlement under applicable law, if any.

Director Compensation

The following table disclose all compensation securities granted or issued to each non-executive director by the Corporation in the year ended December 31, 2020 for services provided to the Corporation:

Director Summary Compensation Table

Name	Fees earned (C$)	Share-based awards (C$)(1)	Option-based awards (C$)	Non-equity incentive plan compensation (C$)	Pension value (C$)	All other compensation (C$)	Total (C$)
Paul Pathak	100,000	91,628	nil	nil	nil	nil	191,628
James Ryan(2)	75,000	91,628	nil	nil	nil	nil	166,628
Rob Godfrey	65,000	328,000	nil	nil	nil	nil	393,000

Notes:

(1)	Share-based awards are valued by measuring the volume weighted average trading price of the Common Shares on the TSX/TSXV on the date of grant.
(2)	James Ryan will not stand for re-election at the Meeting.

The following table sets forth all awards outstanding at the end of the most recently completed financial year for each non-executive director.

Outstanding Share-Based Awards and Option-Based Awards

	Option-Based Awards				Share Based Awards
Name and position	Number of securities underlying unexercised Options (#)	Option Exercise Price (C$)	Option Expiration Date	Value of Unexercised in-the-money (C$)(1)	Number of shares or units of shares that have not vested	Market or payout value of share based awards that have not vested (C$)(2)	Market or payout value of vested share based awards not paid out or distributed (C$)(2)
Paul Pathak	250,000	$0.56	March 14, 2024	217,500	125,000	178,750	178,750
James Ryan(3)	250,000	$0.56	March 14, 2024	217,500	125,000	178,750	178,750
Rob Godfrey	100,000	$0.23	December, 19, 2024	120,000	200,000	286,000	286,000

Notes:

(1)	Value per in-the-money options-based award has been determined by taking the difference between the closing share price on December 31, 2020 of $1.43 and the exercise price of the option.
(2)	Market or payout value per share-based award has been determined as the closing share price on December 31, 2020 of $1.43.
(3)	James Ryan will not be standing for re-election at the Meeting.

The following table provides the aggregate dollar value of outstanding option-based awards, share-based awards and non-equity incentive plan compensation for directors as at December 31, 2020, which would have been realized had options that vested in the fiscal year ended December 31, 2020 been exercised on the vesting dates thereof.

Incentive Plan Awards - Value Vested or Earned During the Year

Name and position	Option-based Awards – Value vested during the year ($)	Share-based Awards – Value vested during the year ($)	Non-equity incentive plan compensation – Value earned during the year
Paul Pathak	60,823	90,196	nil
James Ryan(1)	60,823	90,196	nil
Rob Godfrey	7,858	322,875	nil

Notes:

(1)	James Ryan will not be standing for re-election at the Meeting.

Stock Option Plans and Other Incentive Plans

Incentive Plan

1.	Purpose

The Board adopted the Incentive Plan to improve the equity incentives available to the Corporation and attract and retain qualified persons to serve on the Board and to service the Corporation. Receiving a portion of their compensation for serving as a director or officer of the Corporation in the form of securities of the Corporation also encourages ownership of the Common Shares by such persons. In addition to streamlining the administration of equity incentives, the purpose of the Incentive Plan is to advance the interests of the Corporation and its affiliates by: (a) attracting, rewarding and retaining highly competent persons as directors, officers, employees and consultants of the Corporation; (b) providing additional incentives to such persons by aligning their interests with those of the Shareholders; and (c) promoting the success of the Corporation's business.

The Board believes that the current number of Common Shares available for issuance under the Incentive Plan is insufficient to meet the above purposes. Currently, the number of Common Shares issuable under the Incentive Plan shall not exceed 31,800,000 less the number of Common Shares issuable on exercise of any award outstanding under the Corporation's previous share compensation arrangements, which represents approximately 16.0% of the Corporations issued and outstanding Common Shares. The Plan Increase will change that so the number of Common Shares issuable under the Incentive Plan shall not exceed 39,650,000 less the number of Common Shares issuable on exercise of any award outstanding under the Corporation's previous share compensation arrangements, which represents approximately 20% of the Corporation's issued and outstanding Common Shares as at the date of this Circular. The Board believes this better reflects the compensation goals of the Corporation and aligns it with the compensation practices of similarly situated companies in the technology and gaming industry. Additionally, the Board believes the Plan Increase is necessary to achieve the Corporation's plan for strategic growth by allowing the Corporation to attract key talent and personnel.

2.	Administration of the Incentive Plan

The Incentive Plan will be administered by the Board, which may delegate its authority to the Compensation Committee or any other duly authorized committee of the Board and may revoke or amend such delegation. The Incentive Plan shall remain in effect until terminated by the Board.

3.	Eligible Persons

The Incentive Plan authorizes the Board (or a committee of the Board if so authorized by the Board) to grant Awards to "Eligible Participants". Eligible Participants are directors, officers, employees, consultants of or to the Corporation, or a subsidiary, providing ongoing services to the Corporation and/or its subsidiaries. The aggregate number of Common Shares issued to insiders within any 12-month period, or issuable to insiders at any time, under the Incentive Plan and any other security based compensation arrangement of the Corporation, may not exceed 10% of the total number of issued and outstanding Common Shares during such period of time.

4.	Description of Awards

The Incentive Plan provides for the grant of Options, DSUs, restricted share units ("RSUs"), performance share units ("PSUs"), stock appreciation rights ("SARs") and other share-based awards (each an "Award" and collectively, the "Awards"). All Awards are granted by an agreement or other instrument or document evidencing the Award granted under the Incentive Plan (an "Award Agreement"). The date of grant, the number of Common Shares, the vesting period and any other terms and conditions of Awards granted pursuant to the Incentive Plan are to be determined by the Board, subject to the express provisions of the Incentive Plan and the applicable Award Agreement.

(i)	Options.

An Option is a right to purchase a Common Share for a fixed exercise price. Options shall be for a fixed term and exercisable from time to time as determined in the discretion of the Board, provided that no Option shall have a term exceeding ten years. If an Option expires during a blackout period, its term will be extended to the date which is ten business days following the end of such period. Under no circumstances will the Corporation issue options at less than fair market value. Fair market value is defined as the greater of: (a) the volume weighted average trading price of the common shares of the Corporation on the Exchange for the five most recent trading days immediately preceding the grant date; and (b) the closing price of the common shares on the Exchange on the trading day immediately prior to the grant date.

(ii)	Deferred Share Units.

A DSU is an Award denominated in units that provides the holder thereof with a right to receive Common Shares (or cash in lieu) upon settlement of the Award, subject to any such restrictions that the Board or its delegate may impose. Each Award Agreement will provide the extent to which the Eligible Person will have the right to retain DSUs if they cease to be an Eligible Person. Such provisions will be determined in the sole discretion of the Board or its delegate, and need not be uniform among all DSUs issued pursuant to the Incentive Plan.

(iii)	Restricted Share Units

A RSU is a right to receive a Common Share (or cash in lieu) issued from treasury or, at the option of the Corporation, purchased in the market. The RSU does not vest until after a specified period of time, or satisfaction of other vesting conditions as determined by the Board or its delegate, and which may be forfeited if conditions to vesting are not met. If the holder of Restricted Shares or RSUs ceases to be an Eligible Person for any reason, other than death, disability or retirement, any RSUs held by the participant that have vested before the termination date will be paid to the participant, provided that all unvested RSUs and Restricted Shares held at the termination date shall be immediately cancelled and forfeited on the termination date. Unless otherwise approved by the Board, unvested RSUs previously credited to the participant's account will vest immediately upon the holder's death and will continue to vest in the event that the recipient retires or is disabled, subject to certain adjustments. RSUs that have vested at the termination date will be paid to the participant, or the participant's estate, as applicable.

(iv)	Performance Share Units

PSUs are awarded based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more performance goals, which may include performance relative to the Corporation's peers or affiliates. Performance goals may also be based upon the individual recipient as determined by the Board, in its sole discretion.

Unless otherwise determined by the Board or its delegate, unvested PSUs previously credited to the participant's account will be immediately cancelled and forfeited to the Corporation on the termination date in the event that the holder is terminated for any reason other than death, disability or retirement. Unvested PSUs previously credited to the participant's account will vest immediately in the event that the holder dies and will continue to vest if the holder retires or is disabled, subject to certain adjustments. PSUs that have vested at the termination date will be paid to the participant, or the participant's estate, as applicable.

(v)	Stock Appreciation Right

A SAR is stock appreciate right representing the right to receive, subject to restrictions and conditions at the time of grant, a cash payment or Common Shares in lieu of cash having an aggregate value equal to the product of (i) the excess of (A) the Market Value on the exercise date of one Common Share divided by (B) the base price per Common Share specified in the award, multiplied by (ii) the number of Common Shares specified by the SAR, or the portion thereof, that is exercised. The base price per Common Share specified in the Award Agreement shall not be less than the market value on the date of grant.

(vi)	Other Share-Based Awards

The Board or its delegate is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of the Common Shares.

5.	Change in Control

In the event of a change in control, unless otherwise provided in an Award Agreement, the Board or its delegate shall have the discretion to unilaterally determine that all outstanding Awards shall be cancelled upon a change in control, and that the value of such Awards, as determined by the Board or its delegate,shall be paid out in cash in an amount based on the change in control price within a reasonable time subsequent to the change in control, subject to the approval of the TSX.

Notwithstanding the foregoing, no cancellation, acceleration of vesting, lapsing of restrictions or payment of an Award shall occur with respect to any Award if the Board or its delegate reasonably determines in good faith prior to the occurrence of a change of control that such Award shall be honoured or assumed, or new rights substituted therefor by any successor to the Corporation or an affiliate.

6.	Assignability

Except as may be permitted by the Board, as specifically provided in an Award Agreement or as otherwise specifically provided by law, no Award or other benefit payable under the Incentive Plan shall be transferred, sold, assigned, pledged or otherwise disposed in any manner other than by will or the law of descent.

7.	Amendment

The Incentive Plan contains a formal amendment procedure. The Board may amend certain terms of the Incentive Plan without requiring the approval of the Shareholders, unless specifically required by the TSX. Amendments not requiring shareholder approval include, without limitation:

•	making any amendments to the general vesting provisions of any Award, including accelerating the expiry date of an Award;

•	making any amendments to the general term of any Award, provided that no Award held by an insider may be extended beyond its original expiry date;

•	making any amendments to add covenants or obligations of the Corporation for the protection of participants;

•	amending provisions relating to the administration of the Incentive Plan;

•	making "housekeeping" amendments, such as those necessary to cure errors or ambiguities contained in the Incentive Plan;

•	effecting amendments necessary to comply with the provisions of applicable laws; or

•	making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

Shareholder approval is, however, required to make the following amendments:

•	increasing the number of Common Shares issuable under the Incentive Plan;

•	An increase to the limit on the number of Common Shares issued or issuable under the Incentive Plan to insiders of the Corporation;

•	extending the term of any Award beyond the expiry of the original term of the Award (other than as otherwise permitted hereunder in relation to a blackout period or otherwise);

•	reducing the exercise price of an Option awarded to an insider or cancelling and replacing Options awarded to an insider with Options with a lower exercise price;

•	amending the class of Eligible Persons which would have the potential of broadening or increasing participation in the Incentive Plan by insiders;

•	amending the formal amendment procedures of the Incentive Plan; and making any amendments to the Incentive Plan required to be approved by the Shareholders under applicable law.

Legacy Option Plan

On September 9, 2013, the Shareholders approved and adopted the Corporation's previous stock option plan ("Legacy Option Plan") for directors, officers, employees and consultants, pursuant to which 20% of the then issued and outstanding Common Shares as of the date of approval were available for purchase upon the exercise of options awarded by the Corporation, including options previously awarded and outstanding under the former stock option plans. The Legacy Option Plan was terminated by the Board on October 29, 2020, and the Corporation no longer issues Options under the Legacy Option Plan, but such termination will not alter the terms or conditions of any options awarded prior to the date of such termination. Any Options outstanding when the Legacy Option Plan was terminated will remain in effect until they are exercised or expire or are otherwise terminated in accordance with the provisions of the Legacy Option Plan. If Options expire or otherwise terminate for any reason without having been exercised, the number of Common Shares in respect of the expired or terminated Options will again be available for the purposes of the Incentive Plan.

For a full description of the terms of the Legacy Option Plan, please see the section entitled "Information Concerning the Company – Description of Capital Structure – BKD Option Plan" in the Corporation's management information circular dated as of September 24, 2018, which is filed under the Corporation's SEDAR profile at www.sedar.com.

Management Contracts

No management functions of the Corporation or any of its subsidiaries are performed to any substantial degree by a person other than the directors or executive officers of the Corporation.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, for the year ended December 31, 2020, information concerning securities authorized for issue under equity compensation plans of the Corporation:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options/DSUs/RSUs(1)	Weighted Average Exercise Price of Outstanding Options (C$)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans approved by Securityholders	15,584,102	$0.64	16,099,231
Equity Compensation Plans not approved by Securityholders	nil	nil	nil
Total	15,584,102	$0.64	16,099,231

Notes:

(1)	Assumes a nil exercise price of DSUs and RSUs.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

As of the date hereof, there is not, nor at any time since the beginning of the most recently completed financial year of the Corporation has there been, any indebtedness of any person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation's last financial year, or of any associate of such persons, to or guaranteed or supported by the Corporation or its subsidiaries either pursuant to an employee stock purchase program of the Corporation or otherwise.

CORPORATE GOVERNANCE DISCLOSURE

Corporate governance relates to the activities of the Board, the members of which are elected by and are accountable to the Shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Corporation. NP 58-201 establishes corporate governance guidelines which apply to all public companies. These guidelines are not intended to be prescriptive but to be used by issuers in developing their own corporate governance practices. The Board is committed to sound corporate governance practices, which are both in the interest of the Shareholders of the Corporation and contribute to effective and efficient decision making.

Pursuant to NI 58-101, the Corporation is required to disclose its corporate governance practices, as summarized below. The Board will continue to monitor such practices on an ongoing basis and, when necessary, implement such additional practices as it deems appropriate.

The Corporation’s current governance practices pursuant to National Instrument 58-101 are specifically set out in Schedule "B" to this Circular in the form required by Form 58-101F1.The Corporation values diversity, including, without limitation, diversity of experience, perspective, education, race, gender and national origin as part of its overall business strategy. Schedule "B" also includes the diversity disclosure required pursuant to section 172.1 of the Canada Business Corporations Act (the “CBCA”).

Board of Directors

NP 58-201 suggests that the Board of every listed company should be constituted with a majority of individuals who qualify as "independent" directors, within the meaning set out under NI 52-110, which provides that a director is independent if he or she has no direct or indirect "material relationship" with the company. "Material relationship" is defined as a relationship which could, in the view of the company's Board, be reasonably expected to interfere with the exercise of a director's independent judgment.

Of the current directors, Richard Carter, Adam Arviv, and Matevž Mazij are executive officers of the Corporation or a material subsidiary, and accordingly are not considered to be "independent". The remaining directors standing for re-election at the Meeting, being Paul Pathak, Paul Godfrey, Rob Godfrey, and Lara Falzon, are considered to be independent directors since they are all independent of management and free from any material relationship with the Corporation, therefore the majority of the members of the Board are independent.

The lead independent director ("Lead Director") is Paul Pathak. The mandate of the Lead Director is to assist the Executive Chairman in independent leadership for the Board, namely in: discharging its duties, responsibilities and obligations independently of management; providing leadership to foster effectiveness of the Board; and in the absence of the Executive Chairman, chairing Board meetings, including, providing adequate time for discussion of issues, facilitating consensus, encouraging full participation and discussion by individual directors and confirming that clarity regarding decision-making is reached and accurately recorded. The Board believes this governance structure promotes balance between the Board's independent authority to oversee the Corporation's business and the CEO and Executive Chairman and their management team who manage the business on a day-to-day basis.

Board Meetings

The independent directors of the Board did not hold any formal meetings during the most recently completed financial year. Though there were no formal meetings of the independent directors held, the Board believes that it functions independently of management because the independent directors communicated with each other on an informal basis throughout the year. Additionally, the independent directors are encouraged by the non-independent members of the Board to communicate and obtain advice from such advisors and legal counsel as they may deem necessary in order to reach a conclusion with respect to issues brought before the Board. In the event of a conflict of interest at a meeting of the Board, the conflicted director will in accordance with corporate law and in accordance with their fiduciary obligations as a director of the Corporation, disclose the nature and extent of their interest to the meeting and abstain from voting on or against the approval of such participation.

The attendance for the current or nominated directors of the Corporation for meetings held from January 1, 2020 to December 31, 2020 is:

Name	Meetings attended	Meetings Eligible
Paul Pathak	11	11
James Ryan(1)	10	11
Rob Godfrey	11	11
Adam Arviv	4	4
Richard Carter	1	3

Notes:

(1)	James Ryan will not be standing for re-election at the Meeting.

Other Directorships

No other current or nominated directors are presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, except as described below:

Name	Name of Reporting Issuer	Exchange
	JPJ Group PLC	LSE
	Intertain Group Limited	TSX
Paul Pathak	Wayland Group Corp.	CSE
	Skyscape Capital Inc.	TSXV
	Aumento Capital VIII Corporation.	TSXV
	Gamesys Group plc	LSE
James Ryan	Intertain Group Limited	TSX
	Gaming Realms plc	LSE - AIM
	Cargojet Inc.	TSX
Paul Godfrey	Postmedia Network Canada Corp.	TSX
	RioCan Real Estate Investment Trust	TSX

Board Mandate

The Board is responsible for the conduct of the Corporation's affairs generally. The Board is responsible for reviewing and approving the Corporation's operating plans and budgets as presented by management. The Board is responsible for identifying the principal risks of the Corporation's business and for ensuring these risks are effectively monitored and mitigated to the extent practicable. Succession planning, including the recruitment, supervision, compensation and performance assessment of the Corporation's senior management personnel also fall within the ambit of the Board's responsibilities. The Board is responsible for ensuring effective communications by the Corporation with the Shareholders of the Corporation and the public and for ensuring that the Corporation adheres to all regulatory requirements with respect to the timeliness and content of its disclosure. The full text of the Board mandate is available in Schedule "C".

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as otherwise disclosed herein, no informed person (as that term is defined in NI 51-102) or any nominee for election as a director, or any associate or affiliate of any of them, has or has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year of the Corporation that has materially affected or is reasonably expected to materially affect the Corporation.

ADDITIONAL INFORMATION

Additional information relating to the Corporation can be found under the Corporation's SEDAR profile at www.sedar.com. Financial information is provided in the comparative financial statements and the management's discussion and analysis of the Corporation for the year ended December 31, 2020. Shareholders may also obtain these documents, without charge, upon request to the Corporation at its offices located at 130 King Street West, Suite 1968, Toronto, Ontario, M5X 1K6.

APPROVAL

The contents of this management information circular and the sending thereof to the Shareholders of the Corporation have been approved by the directors of the Corporation.

DATED at Toronto, Ontario as of this 26th day of March, 2021.

By Order of the Board of Directors

(signed) "Adam Arviv"
Adam Arviv Interim Chief Executive Officer

Schedule "A"

amended and restated OMNIBUS EQUITY INCENTIVE PLAN

Article 1

ESTABLISHMENT; DEFINITIONS

1.1	Establishment.

Bragg Gaming Group Inc., a corporation incorporated under the federal laws of Canada (the "Company"), hereby establishes an incentive compensation plan to be known as the Omnibus Equity Incentive Compensation Plan (the "Plan"). The Plan shall be adopted and become effective on the date approved by the Board (the "Effective Date").

1.2	Definitions.

"Affiliates" has the meaning given to this term in the Securities Act (Ontario), as such legislation may be amended, supplemented or replaced from time to time;

"Award Agreement" means, individually or collectively, the Option Agreement, RSU Agreement, SAR Agreement, PSU Agreement, DSU Agreement and/or the Employment Agreement or Consulting Agreement pursuant to which an Award is granted, as the context requires;

"Awards" means Options, SARs, RSUs, PSUs and/or DSUs granted to a Participant pursuant to the terms of the Plan;

"Black-Out Period" means, with respect to any person, the period of time when, pursuant to any policies or determinations of the Company, securities of the Company may not be traded by such person, including any period when such person has material undisclosed information with respect to the Company, but excluding any period during which a regulator has halted trading in the Company's securities;

"Board" means the board of directors of the Company as constituted from time to time;

"Broker" has the meaning ascribed thereto in Section 3.7(b) hereof;

"Business Day" means any day on which the Exchange is open for business/other than a Saturday, Sunday or any other day on which the principal chartered banks located in Toronto, Ontario are not open for business;

"Cash Equivalent" means:

(a)   in the case of Share Units, the amount of money equal to the Market Value multiplied by the number of vested Share Units in the Participant's Account, net of any applicable taxes in accordance with Section 9.4, on the Share Unit settlement date;

(b)   in the case of DSUs, the amount of money equal to the Market Value multiplied by the whole number of DSUs then recorded in the Participant's Account which the Participant requests to redeem pursuant to the DSU Redemption Notice, net of any applicable taxes in accordance with Section 9.4, on the date the Company receives, or is deemed to receive, the DSU Redemption Notice;

"Cause" means:

With respect to any Participant, unless the applicable Award Agreement states otherwise:

(a)   if the Participant is a party to an Employment Agreement or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or

(b)   if no such agreement exists, or if such agreement does not define Cause, any act or omission that would entitle the Company to terminate the Participant's employment without notice or compensation under the common law for just cause.

With respect to any director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members.

"Change of Control" means unless the Compensation Committee determines otherwise, the happening, in a single transaction or in a series of related transactions, of any of the following events:

(a)    the consummation of any transaction or series of transactions (other than a transaction described in clause (b) below) pursuant to which any person or group of persons acting jointly or in concert acquires the direct or indirect beneficial ownership of securities of the Company representing 50% or more of the aggregate voting power of all of the Company's then issued and outstanding securities entitled to vote in the election of directors of the Company, other than an acquisition by a person that was an Affiliate of the Company at the time of such acquisition, and other than any such acquisition that occurs upon the exercise or settlement of options or other securities granted by the Company under any of the Company's equity incentive plans.

(b)	there is consummated an arrangement, amalgamation, merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such arrangement, amalgamation, merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such amalgamation, merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such arrangement, amalgamation merger, consolidation or similar transaction;

(c)    any transaction or series of transactions resulting in the consummation of (A) the sale, lease, exchange, license or other disposition of all or substantially all of the Company's assets to a person other than a person that was an Affiliate of the Company at the time of such sale, lease, exchange, license or other disposition or (B) a sale, lease, exchange, license or other disposition to an entity, unless more than fifty percent (50%) of the combined voting power of the voting securities of such entity are beneficially owned by shareholders of the Company in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, exchange, license or other disposition;

(d)   the passing of a resolution by the Board or shareholders of the Company to substantially liquidate the assets of the Company or wind up the Company's business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Company in circumstances where the business of the Company is continued and the shareholdings remain substantially the same following the re-arrangement);

(e)    individuals who, on the Effective Date, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(f)     any other matter determined by the Board to be a Change of Control.

"Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations promulgated thereunder;

"Compensation Committee" means the Compensation Committee of the Board as constituted from time to time or an equivalent committee of the Board;

"Consultant" means a Person (including an individual whose services are contracted for through another Person) with whom the Company or a Subsidiary has a written contract for services;

"Consulting Agreement" means, with respect to any Participant, any written consulting agreement between the Company or a Subsidiary and such Participant;

"Dividend Share Units" has the meaning ascribed thereto in Section 7.2 hereof;

"DSU" means a deferred share unit, which is a bookkeeping entry equivalent in value to a Share credited to a Participant's Account in accordance with Article 5 hereof;

"DSU Agreement" means a written notice from the Company to a Participant evidencing the grant of DSUs and the terms and conditions thereof, in such form as the Compensation Committee may approve from time to time;

"DSU Redemption Notice" has the meaning ascribed thereto in Section 5.3(a) hereof;

"Eligible Participants" has the meaning ascribed thereto in Section 2.3(a) hereof;

"Employment Agreement" means, with respect to any Participant, any written employment agreement between the Company or a Subsidiary and such Participant;

"Exchange" means the TSX Venture Exchange and at any time the Shares are not listed and posted for trading on the TSX Venture Exchange, shall be deemed to mean such other stock exchange or trading platform upon which the Shares trade and which has been designated by the Compensation Committee.

"Exercise Notice" means a notice in writing signed by a Participant and stating the Participant's intention to exercise or settle a particular Award, if applicable;

"Exercise Price" has the meaning ascribed thereto in Section 3.3 hereof;

"Expiry Date" has the meaning ascribed thereto in Section 3.4 hereof;

"Grant Date" has the meaning ascribed thereto in Section 3.4 hereof;

"Incentive Stock Option" means an Option that is designated by the Compensation Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan;

"Insider" has the meaning attributed thereto in Section 1(1) of the Securities Act (Ontario), as amended from time to time;

"Investor Relations Activities" means any activities, by or on behalf of the Company or a Subsidiary, that promote or reasonably could be expected to promote the purchase or sale of securities of the Company, but does not include:

(a)   the dissemination of information provided, or records prepared, in the ordinary course of business of the Company or a Subsidiary: (i) to promote the sale of products or services of the Company, or (ii) to raise public awareness of the Company, that cannot reasonably be considered to promote the purchase and sale of securities of the Company;

(b)   activities or communications necessary to comply with the requirements of: (i) applicable securities laws. or (ii) requirements of the Exchange or the by-laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the Company or any Subsidiaries;

(c)   communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if: (i) the communication is only through the newspaper, magazine or publication, and (ii) the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(d)    activities or communications that may be otherwise specified by the Exchange.

"ISO Entity" has the meaning ascribed thereto in Section 2.3(a);

"Market Value" means, unless otherwise required by any applicable provision of the Tax Act, the Code, or any regulations thereunder or by any applicable accounting standard for the Company's desired accounting for Awards or by the rules of the Exchange, a price that is determined by the Compensation Committee, provided that such price cannot be less than the greater of (i) the volume weighted average trading price of the Shares on the Exchange for the five Trading Days immediately prior to the Grant Date or (ii) the closing price of the Shares on the Exchange on the Trading Day immediately prior to the Grant Date;

"Option" means an option granted by the Company to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Exercise Price, but subject to the provisions hereof;

"Option Agreement" means a written notice from the Company to a Participant evidencing the grant of Options and the terms and conditions thereof, substantially in the form as the Compensation Committee may approve from time to time;

"Participants" means Eligible Participants that are granted Awards under the Plan;

"Participant's Account" means an account maintained to reflect each Participant's participation in RSUs, PSUs and/or DSUs under the Plan;

"Performance Criteria" means criteria established by the Compensation Committee which, without limitation, may include criteria based on the Participant's personal performance, the financial performance of the Company and/or of its Subsidiaries, total shareholder return, the achievement of corporate goals and strategic initiatives, and that may be used to determine the vesting of the Awards, when applicable;

"Performance Period" means the period determined by the Compensation Committee pursuant to Section 6.3 hereof;

"Person" means an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body, and pronouns which refer to a Person shall have a similarly extended meaning;

"PSU" means a performance share unit awarded to a Participant to receive a payment in the form of Shares as provided in Article 6 hereof and subject to the terms and conditions of the Plan;

"PSU Agreement" means a written notice from the Company to a Participant evidencing the grant of PSUs and the terms and conditions thereof, in the form as the Compensation Committee may approve from time to time;

"RSU" means a restricted share unit awarded to a Participant to receive a payment in the form of Shares as provided in Article 6 hereof and subject to the terms and conditions of the Plan;

"RSU Agreement" means a written notice from the Company to a Participant evidencing the grant of RSUs and the terms and conditions thereof, in the form as the Compensation Committee may approve from time to time;

"SAR" means a stock appreciation rights awarded to a Participant to be settled in cash as provided in Article 4 and subject to the terms and conditions of the Plan;

"SAR Agreement" means a written notice from the Company to a Participant evidencing the grant of SARs and the terms and conditions thereof, in the form as the Compensation Committee may approve from time to time;

"Share Compensation Arrangement" means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more directors, officers, employees or Consultants of the Company or a Subsidiary. For greater certainty, a "Share Compensation Arrangement" does not include a security based compensation arrangement used as an inducement to person(s) or company(ies) not previously employed by and not previously an Insider of the Company;

"Shares" or "Stock" means the common shares in the capital of the Company;

"Share Limit" has the meaning ascribed thereto in Section 2.4(a) hereof;

"Share Unit" means a RSU or PSU, as the context requires;

"Share Unit Vesting Determination Date" has the meaning described thereto in Section 6.4 hereof;

"Subsidiary" means a corporation, limited liability company, partnership or other body corporate that is controlled, directly or indirectly, by the Company;

"Tax Act" means the Income Tax Act (Canada) and its regulations thereunder, as amended from time to time;

"Termination Date" means, unless otherwise defined in the applicable Award Agreement, (i) with respect to a Participant who is an employee or officer of the Company or a Subsidiary, such Participant's last day of active employment and does not include any period of statutory, reasonable or contractual notice or any period of deemed employment or salary continuance, and (ii) with respect to a Participant who is a Consultant, the date such Consultant ceases to provide services to the Company or a Subsidiary, and "Terminate" and "Terminated" have corresponding meanings.

"Trading Day" means any day on which the Exchange is opened for trading;

"transfer" includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, lien, charge, pledge, encumbrance, grant of security interest or any arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing and "transferred", "transferring" and similar variations have corresponding meanings; and

"U.S. Participant" means any Participant who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code or for whom an Award is otherwise subject to taxation under the Code.

Article 2

PURPOSE; ADMINISTRATION; ELIGIBILITY

2.1	General Purpose.

The purposes of the Plan are to (a) enable the Company, and any Affiliate to attract and retain the types of employees, Consultants and Directors who will contribute to the Company's long range success; (b) provide incentives that align the interests of employees, Consultants and Directors with those of the security holders of the Company; and (c) promote the success of the Company's business.

2.2	Plan Administration.

(a)	The Board has delegated and appointed the Compensation Committee to implement, administer and interpret the Plan for and on behalf of the Board.

(b)	Subject to the terms and conditions set forth in the Plan and the rules of the Exchange and applicable laws, the Compensation Committee, for and on behalf of the Board, shall have the sole and absolute discretion to: (i) designate Participants; (ii) determine the type, size, and terms, and conditions of Awards to be granted; (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, or suspended; (iv) determine the circumstances under which the delivery of cash, property, or other amounts payable with respect to an Award may be deferred either automatically or at the Participant's or the Compensation Committee's election; (v) interpret and administer, reconcile any inconsistency in, correct any defect in, and supply any omission in the Plan and any Award granted under, the Plan; (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Compensation Committee shall deem appropriate for the proper administration of the Plan; (vii) accelerate the vesting, delivery, or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards; and (viii) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Plan, to preserve the tax treatment of the Awards, preserve the economic equivalent value of the Awards or to comply with any applicable law.

(c)	No member of the Board and no officer or employee acting for and on behalf of the Board will be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan, any Award Agreement or other document or any Awards granted pursuant to the Plan.

(d)	The day-to-day administration of the Plan may be delegated to such officers and employees of the Company as the Compensation Committee determines.

(e)	Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing any Award granted pursuant to the Plan shall be within the sole discretion of the Compensation Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons or entities, including, without limitation, the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

2.3	Eligible Participants.

(a)	The Persons who shall be eligible to receive Options, SARs, RSUs, DSUs and PSUs shall be the bona fide directors, officers, employees or Consultants of or to the Company or a Subsidiary, providing ongoing services to the Company and/or its Subsidiaries (collectively, "Eligible Participants"). Incentive Stock Options shall be granted only to Eligible Participants who are employees of the Company or any of the Company's present or future parent or subsidiaries, as defined in Section 424(e) or (f) of the Code, or other Affiliates the employees of which are eligible to receive Incentive Stock Options under the Code (each an "ISO Entity").

(b)	No changes will be made to the class of Eligible Participants without the approval of shareholders.

(c)	Participation in the Plan shall be entirely voluntary and may be declined.

(d)	Notwithstanding any express or implied term of the Plan to the contrary, the granting of an Award pursuant to the Plan shall in no way be construed as a guarantee of employment or appointment by the Company or a Subsidiary.

(e)	Consultants engaged in Investor Relations Activities on behalf of the Company may only be Awards comprised of Options.

2.4	Shares Subject to the Plan.

(a)	Subject to adjustment pursuant to provisions of Article 8 hereof, the total number of Shares reserved and available for grant and issuance pursuant to Awards under the Plan shall not exceed 39,650,000 less the number of Shares issuable on exercise of any award outstanding under the Company's previous Share Compensation Arrangement shall be available for the grant of Awards under the Plan (the "Share Limit"). During the terms of the Awards, the Company shall keep available at all times the number of Shares required to satisfy such Awards. Shares available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

(b)	Shares in respect of which an Award granted under the Plan but not exercised prior to the termination of such Award, not vested or settled prior to the termination of such Award due to the expiration, termination, cancellation or lapse of such Award, or settled in cash in lieu of settlement in Shares, shall, in each case, be available for Awards to be granted thereafter pursuant to the provisions of the Plan; provided, however, that in the case of an Incentive Stock Option, the forgoing shall be subject to any limitations under the Code. All Shares issued from treasury pursuant to the exercise or the vesting of the Awards granted under the Plan shall be so issued as fully paid and non-assessable Shares.

2.5	Participation Limits.

(a)	Subject to adjustment pursuant to provisions of Article 8 hereof, the aggregate number of Shares (i) issued to Insiders under the Plan or any other proposed or established Share Compensation Arrangement within any one-year period and (ii) issuable to Insiders at any time under the Plan or any other proposed or established Share Compensation Arrangement, shall in each case not exceed 10% of the total issued and outstanding Shares subject to the Plan from time to time.

(b)	No more than 5% of the outstanding Common Shares may be issued under the Plan alone or when combined with all other security-based compensation arrangements of the Company in any one-year period to any one Participant.

(c)	No more than 2% of the outstanding Common Shares may be issued under the Plan alone or when combined with all other security-based compensation arrangements of the Company in any one-year period to: (i) any one Consultant of or to the Company or a Subsidiary; and (ii) and all Persons retained to provide Investor Relations Activities for or on the behalf of the Company or a Subsidiary in a one-year period.

Article 3

OPTIONS

3.1	Nature of Options.

An Option is an option granted by the Company to a Participant entitling such Participant to acquire a designated number of Shares from treasury at the Exercise Price, subject to the provisions hereof. Eligible Participants may be eligible to receive Options and/or Incentive Stock Options as outlined in this Article 3. All stock options granted under the Plan shall be Options unless the applicable Award Agreement expressly states that the stock option is intended to be an Incentive Stock Option.

3.2	Option Awards.

(a)	The Compensation Committee shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive Options under the Plan, (ii) determine the number of Options, if any, to be granted to each Eligible Participant and the date or dates on which such Options shall be granted, (iii) determine the price per Share to be payable upon the exercise of each such Option (the "Exercise Price"), (iv) determine the relevant vesting provisions (including Performance Criteria, if applicable) and (v) determine the Expiry Date, the whole subject to the terms and conditions prescribed in the Plan, in any Award Agreement and any applicable rules of the Exchange.

(b)	All Options granted herein shall vest in accordance with the terms of the Award Agreement entered into in respect of such Options.

3.3	Exercise Price.

The Exercise Price for Shares that are the subject of any Option shall be fixed by the Compensation Committee when such Option is granted, but shall not be less than the Market Value of such Shares at the time of the grant. Disinterested shareholder approval will be obtained for any reduction in the Exercise Price if the person granted the Option is an Insider of the Company at the time of the proposed amendment.

3.4	Expiry Date; Blackout Period.

Subject to Section 8.2, each Option must be exercised no later than ten years after the date the Option (the "Grant Date") is granted or such shorter period as set out in the Participant's Award Agreement, at which time such Option will expire (the "Expiry Date"). Notwithstanding any other provision of the Plan, each Option that would expire during a Black-Out Period shall expire on the date that is ten Business Days immediately following the expiration of the Black-Out Period. Notwithstanding the foregoing, in no event shall the Expiry Date exceed five years from the Grant Date in the case of an Incentive Stock Option granted to an employee who on the Grant Date owns stock representing more than 10% of the voting power of all classes of stock of the Company or an ISO Entity.

3.5	Option Agreement.

Each Option must be confirmed by an Award Agreement. The Award Agreement shall contain such terms that the Company deems necessary and appropriate and to comply with applicable law.

3.6	Exercise of Options.

(a)	Subject to the provisions of the Plan, a Participant shall be entitled to exercise an Option granted to such Participant, subject to vesting limitations which may be imposed by the Compensation Committee at the time such Option is granted and set out in the Award Agreement.

(b)	Prior to its expiration or earlier termination in accordance with the Plan, each Option shall be exercisable as to all or such part or parts of the optioned Shares and at such time or times and/or pursuant to the achievement of such Performance Criteria and/or other vesting conditions as the Compensation Committee may determine in its sole discretion.

(c)	No fractional Shares will be issued upon the exercise of Options granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of an Option, or from an adjustment pursuant to Section 8.1, such Participant will only have the right to acquire the next lowest whole number of Shares and will receive a cash payment equal to the in-the-money value, if any, of such fractional Shares.

3.7	Method of Exercise and Payment of Purchase Price.

(a)	Subject to the provisions of the Plan and the alternative exercise procedures set out herein, an Option granted under the Plan may be exercisable (from time to time as provided in Section 3.6 hereof) by the Participant (or by the liquidator, executor or administrator, as the case may be, of the estate of the Participant) by delivering an Exercise Notice substantially in the form to be attached as a schedule to the Award Agreement to the Company in the form and manner determined by the Compensation Committee from time to time, together with a bank draft, certified cheque or other form of payment acceptable to the Company in an amount equal to the aggregate Exercise Price of the Shares to be purchased pursuant to the exercise of the Options and any applicable tax withholdings.

(b)	No share certificates shall be issued and no person shall be registered in the share register of the Company as the holder of Shares until actual receipt by the Company of an Exercise Notice, payment for the Shares to be purchased and satisfaction of any tax withholding requirements.

(c)	Subject to Section 3.7(b), upon the exercise of an Option, the Company shall, as soon as practicable after such exercise but no later than ten (10) Business Days following such exercise, forthwith cause the transfer agent and registrar of the Shares to deliver to the Participant (or as the Participant may otherwise direct) such number of Shares as the Participant shall have then paid for and as are specified in such Exercise Notice.

3.8	Termination of Employment or Service.

(a)	Termination for Reasons Other Than Cause, Death, Disability – If the Participant's employment or service is terminated for any reason other than Cause, death or disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (i) the date 90 days following the Termination Date; or (ii) the Expiration Date.

(b)	Termination for Cause – If the Participant is terminated for Cause, the Option (whether vested or unvested) shall immediately terminate and cease to be exercisable.

(c)	Termination due to Disability – If the Participant's employment or service is terminated as a result of the Participant's disability, the Participant may exercise the vested portion of the Option, but only within such period of time ending on the earlier of: (i) the date 12 months following the Termination Date; or (ii) the Expiration Date.

(d)	Termination due to Death – If the Participant's employment or service is terminated as a result of the Participant's death, the vested portion of the Option may be exercised by the Participant's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by the person designated to exercise the Option upon the Participant's death, but only within the time period ending on the earlier of: (i) the date 12 months following the Termination Date; or (ii) the Expiration Date.

(e)	For the avoidance of doubt, subject to applicable laws, no period of notice, if any, or payment instead of notice that is given or that ought to have been given under applicable law, whether by statute, imposed by a court or otherwise, in respect of such termination of employment that follows or is in respect of a period after the Participant's Termination Date will be considered as extending the Participant's period of employment for the purposes of determining his or her entitlement under the Plan.

(f)	The Participant shall have no entitlement to damages or other compensation arising from or related to not receiving any awards that would have settled or vested or accrued to the Participant after the Termination Date.

3.9	Incentive Stock Options

(a)	No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided, however, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a nonqualified stock option (for the purposes of the Code) unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a nonqualified stock option (for the purposes of the Code) appropriately granted under the Plan.

(b)	No Incentive Stock Option may be granted more than ten (10) years from the date the Plan is adopted, or the date the Plan is approved by the shareholders, whichever is earlier.

(c)	Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (i) two years after the Grant Date of the Incentive Stock Option or (ii) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Compensation Committee and in accordance with procedures established by the Compensation Committee, retain possession, as agent for the applicable Participant, of any Shares acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(d)	To the extent that a Participant has received Incentive Stock Options and that any of the more general language in this Article 3 conflicts with the language in this Section 3.9, the language of Section 3.9 shall be controlling.

Article 4

STOCK APPRECIATION RIGHTS

4.1	Nature of SARs

A SAR is stock appreciate right granted to a Participant representing the right to receive, subject to restrictions and conditions as the Compensation Committee may determine at the time of grant, a cash payment or Shares in lieu of cash having an aggregate value equal to the product of (i) the excess of (A) the Market Value on the exercise date of one Share divided by (B) the base price per Share specified in the Award Agreement, multiplied by (ii) the number of Shares specified by the SAR, or the portion thereof, that is exercised. The base price per Share specified in the Award Agreement shall not be less than the Market Value on the date of grant.

4.2	SAR Awards

Each SAR must be confirmed by an Award Agreement that sets forth the terms, conditions and limitations for each SAR and may include, without limitation, whether the SAR is settled in cash or Shares, the vesting, expiry and base price per Share of the SAR and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the SAR will comply with any provisions respecting SARs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Company. If, upon the exercise of a SAR, a Participant is to receive a portion of such payment in Shares, the number of Shares shall be determined by dividing such portion by the Market Value on the exercise date. No fractional Shares will be issued upon the exercise of a SAR granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Share upon the exercise of a SAR, or from an adjustment pursuant to Section 8.1, such Participant will only have the right to acquire the next lowest whole number of Shares and will receive a cash payment in lieu of such fractional Shares.

4.3	Exercise of SARs

SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Compensation Committee as set out in the Participant's Award Agreement; provided, however, that SARs granted under the Plan may not have a term in excess of ten years' duration unless required otherwise by applicable law.

Article 5

DEFERRED SHARE UNITS

5.1	Nature of DSUs.

A DSU is a unit granted to a Participant representing the right to receive a Share or the Cash Equivalent, subject to restrictions and conditions as the Compensation Committee may determine at the time of grant. Conditions may be based on continuing service of the Participant and/or achievement of pre-established vesting and objectives.

5.2	DSU Awards.

(a)	Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Compensation Committee shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive DSUs under the Plan, (ii) fix the number of DSUs, if any, to be granted to each Eligible Participant and the date or dates on which such DSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions (including, any applicable Performance Periods and Performance Criteria), the whole subject to the terms and conditions prescribed in the Plan and in any Award Agreement, as applicable.

(b)	Each DSU must be confirmed by an Award Agreement that sets forth the terms, conditions and limitations for each DSU and may include, without limitation, the vesting and terms of the DSUs and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the DSU will comply with any provisions respecting DSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Company.

(c)	Any DSUs that are awarded to a Participant who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to be considered to be a plan described in section 7 of the Tax Act or to meet requirements of paragraph 6801(d) of the Income Tax Regulations adopted under the Tax Act (or any successor to such provisions).

(d)	Subject to vesting and other conditions and provisions set forth herein and in the Award Agreement, the Compensation Committee shall determine whether each DSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; or (iii) to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

5.3	Redemption of DSUs.

(a)	Subject to Section 5.3(b), each Participant that has been awarded DSUs shall be entitled to redeem his or her DSUs during the period commencing on the Business Day immediately following the Termination Date and ending on the date that is not later than December 15 of the year following the Termination Date, or a shorter such redemption period set out in the relevant Award Agreement, by providing a written notice of settlement to the Company setting out the number of DSUs to be settled and the particulars regarding the registration of the Shares issuable upon settlement, if applicable (the "DSU Redemption Notice"). In the event of the death of a Participant, the DSU Redemption Notice shall be filed by the administrator or liquidator of the estate of the Participant.

(b)	If a DSU Redemption Notice is not received by the Company on or before the 90th day following the Termination Date, the Participant shall be deemed to have delivered a DSU Redemption Notice on the 90th day following the Termination Date and the Compensation Committee shall determine the number of DSUs to be settled by way of Shares, the Cash Equivalent or a combination of Shares and the Cash Equivalent and delivered to the Participant, administrator or liquidator of the estate of the Participant, as applicable.

(c)	Subject to Section 9.4 and the Award Agreement, settlement of DSUs shall take place promptly following the Company's receipt or deemed receipt of the DSU Redemption Notice through:

(i)	in the case of settlement DSUs for their Cash Equivalent, delivery of bank draft, certified cheque or other acceptable form of payment to the Participant representing the Cash Equivalent;

(ii)	in the case of settlement of DSUs for Shares, delivery of a Share to the Participant; or

(iii)	in the case of settlement of DSUs for a combination of Shares and the Cash Equivalent, a combination of (i) and (ii) above.

Article 6

SHARE UNITS

6.1	Nature of Share Units.

A Share Unit is an award that is either a PSU or RSU entitling the recipient to acquire Shares, at such purchase price (which may be zero) as determined by the Compensation Committee, subject to such restrictions and conditions as the Compensation Committee may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

6.2	Share Unit Awards.

(a)	Subject to the provisions herein set forth and any shareholder or regulatory approval which may be required, the Compensation Committee shall, from time to time, in its sole discretion, (i) designate the Eligible Participants who may receive RSUs and/or PSUs under the Plan, (ii) fix the number of RSUs and/or PSUs, if any, to be granted to each Eligible Participant and the date or dates on which such RSUs and/or PSUs shall be granted, and (iii) determine the relevant conditions and vesting provisions (including, in the case of PSUs, the applicable Performance Period and Performance Criteria, if any) and Performance Period of such RSUs and/or PSUs, the whole subject to the terms and conditions prescribed in the Plan and in any Award Agreement.

(b)	Each RSU must be confirmed by an Award Agreement that sets forth the terms, conditions and limitations for each RSU and may include, without limitation, the vesting and terms of the RSUs and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the RSUs will comply with any provisions respecting RSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Company.

(c)	Each PSU must be confirmed by an Award Agreement that sets forth the terms, conditions and limitations for each PSU and may include, without limitation, the applicable Performance Period and Performance Criteria, vesting and terms of the PSUs and the provisions applicable in the event employment or service terminates, and shall contain such terms that may be considered necessary in order that the PSUs will comply with any provisions respecting PSUs in the income tax or other laws in force in any country or jurisdiction of which the Participant may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Company.

(d)	Any RSUs or PSUs that are awarded to an Eligible Participant who is a resident of Canada or employed in Canada (each for purposes of the Tax Act) shall be structured so as to be considered to be a plan described in section 7 of the Tax Act or in such other manner to ensure that such award is not a "salary deferral arrangement" as defined in the Tax Act (or any successor to such provisions).

(e)	Subject to the vesting and other conditions and provisions set forth herein and in the Award Agreement, the Compensation Committee shall determine whether each RSU and/or PSU awarded to a Participant shall entitle the Participant: (i) to receive one Share issued from treasury; (ii) to receive the Cash Equivalent of one Share; or (iii) to elect to receive either one Share from treasury, the Cash Equivalent of one Share or a combination of cash and Shares.

6.3	Performance Criteria and Performance Period Applicable to PSU Awards.

(a)	For each award of PSUs, the Compensation Committee shall establish the period in which any Performance Criteria and other vesting conditions must be met in order for a Participant to be entitled to receive Shares in exchange for all or a portion of the PSUs held by such Participant (the "Performance Period").

(b)	For each award of PSUs, the Compensation Committee shall establish any Performance Criteria and other vesting conditions in order for a Participant to be entitled to receive Shares in exchange for his or her PSUs.

6.4	Share Unit Vesting Determination Date.

The vesting determination date means the date on which the Compensation Committee determines if the Performance Criteria and/or other vesting conditions with respect to a RSU and/or PSU have been met (the "Share Unit Vesting Determination Date"), and as a result, establishes the number of RSUs and/or PSUs that become vested, if any.

Article 7

GENERAL CONDITIONS

7.1	General Conditions Applicable to Awards.

Each Award, as applicable, shall be subject to the following conditions:

(a)	Employment or Service - The granting of an Award to a Participant shall not impose upon the Company or a Subsidiary any obligation to retain the Participant in its employ or consultancy in any capacity. For greater certainty, the granting of Awards to a Participant shall not impose any obligation on the Company to grant any awards in the future nor shall it entitle the Participant to receive future grants.

(b)	Rights as a Shareholder - Neither the Participant nor such Participant's personal representatives or legatees shall have any rights whatsoever as shareholder in respect of any Shares covered by such Participant's Awards until the date of issuance of a share certificate to such Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) or the entry of such person's name on the share register for the Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued or entry of such person's name on the share register for the Shares.

(c)	Other Forfeitures - Notwithstanding any other provision of this Plan or any Award Agreement, all unvested Awards held by a Participant shall be forfeited and shall be of no further value whatsoever if such Participant fails to comply with the terms of any confidentiality, non-competition, non-disclosure, non-disparagement or non-solicitation restriction relating to the Company or its Affiliates, as the case may be, contained in any agreement entered into between such Participant and the Company and/or any Affiliate (including, without limitation, any Award Agreement), whether or not such restriction is deemed enforceable or unenforceable.

(d)	Conformity to Plan – In the event that an Award is granted or an Award Agreement is executed which does not conform in all particulars with the provisions of the Plan, or purports to grant Awards on terms different from those set out in the Plan, the Award or the grant of such Award shall not be in any way void or invalidated, but the Award so granted will be adjusted to become, in all respects, in conformity with the Plan.

(e)	Non-Transferability – Except as set forth herein, Awards are not transferable and not assignable. Awards may be exercised only by:

(i)	the Participant to whom the Awards were granted;

(ii)	with the Compensation Committee's prior written approval and subject to such conditions as the Compensation Committee may stipulate, such Participant's family or retirement savings trust or any registered retirement savings plans or registered retirement income funds of which the Participant is and remains the annuitant;

(iii)	upon the Participant's death, by the legal representative of the Participant's estate; or

(iv)	upon the Participant's incapacity, the legal representative having authority to deal with the property of the Participant;

provided that any such legal representative shall first deliver evidence satisfactory to the Company of entitlement to exercise any Award. A person exercising an Award may subscribe for Shares only in the person's own name or in the person's capacity as a legal representative. Under no circumstances may Incentive Stock Option awards be transferred by a Participant.

7.2	Dividend Share Units.

When dividends (other than stock dividends) are paid on Shares, Participants may, subject to the terms and conditions set out in a Participant's Award Agreement, receive additional SARs, DSUs, RSUs and/or PSUs, as applicable ("Dividend Share Units") as of the dividend payment date. The number of Dividend Share Units to be granted to the Participant, if any shall be determined by multiplying the aggregate number of SARs, DSUs, RSUs and/or PSUs, as applicable, held by the Participant on the relevant record date by the amount of the dividend paid by the Company on each Share, and dividing the result by the Market Value on the dividend payment date, which Dividend Share Units shall be in the form of SARs, DSUs, RSUs and/or PSUs, as applicable. Dividend Share Units granted to a Participant in accordance with this Section 7.2 shall be subject to the same vesting conditions applicable to the related SARs, DSUs, RSUs and/or PSUs in accordance with the respective Award Agreement. If and to the extent that the Dividend Share Units are settled in Shares, such Dividend Share Units shall be counted towards the Share Limit.

7.3	Unfunded Plan.

Unless otherwise determined by the Compensation Committee, the Plan shall be unfunded. To the extent any Participant or his or her estate holds any rights by virtue of a grant of Awards under the Plan, such rights (unless otherwise determined by the Compensation Committee) shall be no greater than the rights of an unsecured creditor of the Company.

Article 8

ADJUSTMENTS AND AMENDMENTS

8.1	Adjustment to Shares Subject to Outstanding Awards.

In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Company's assets to shareholders, or any other change in the Shares, the Compensation Committee will make such proportionate adjustments, if any, as the Compensation Committee in its discretion, subject to regulatory approval, may deem appropriate to reflect such change (for the purpose of preserving the value of the Awards), with respect to (i) the number or kind of Shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number or kind of Shares or other securities subject to unexercised Awards previously granted and the exercise price of those Awards provided, however, that no substitution or adjustment will obligate the Company to issue or sell fractional Shares.

The existence of any Awards does not affect in any way the right or power of the Company or an Affiliate or any of their respective shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the capital structure or the business of, or any amalgamation, merger or consolidation involving, to create or issue any bonds, debentures, shares or other securities of, or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of or any sale or transfer of all or any part of the assets or the business of, or to effect any other corporate act or proceeding relating to, whether of a similar character or otherwise, the Company or such Affiliate, whether or not any such action would have an adverse effect on the Plan or any Award granted hereunder. Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code shall be counted against the aggregate number of shares of Shares available for Awards of Incentive Stock Options under the Plan. Any adjustment in Incentive Stock Options under this Article 7 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a "modification" within the meaning of Section 424(h)(3) of the Code.

8.2	Amendment or Discontinuance of the Plan.

(a)	The Compensation Committee may, in its sole discretion, suspend or terminate the Plan at any time or from time to time and/or amend or revise the terms of the Plan or of any Award granted under the Plan and any agreement relating thereto, provided that such suspension, termination, amendment, or revision shall:

(i)	not adversely alter or impair any Award previously granted except as permitted by the terms of the Plan or upon the consent of the applicable Participant(s); and

(ii)	be in compliance with applicable law, applicable Exchange policies and with the prior approval, if required, of the shareholders of the Company.

(b)	If the Plan is terminated, the provisions of the Plan and any administrative guidelines and other rules and regulations adopted by the Compensation Committee and in force on the date of termination will continue in effect as long as any Award or any rights awarded or granted under the Plan remain outstanding and, notwithstanding the termination of the Plan, the Compensation Committee will have the ability to make such amendments to the Plan or the Awards as they would have been entitled to make if the Plan were still in effect.

(c)	The Compensation Committee may from time to time, in its discretion and without the approval of shareholders, make changes to the Plan or any Award that do not require the approval of shareholders under Section 8.2(a) which may include, but are not limited to:

(i)	a change to the vesting provisions of any Award granted under the Plan, provided that such Awards are not granted to Consultants engaged in investor relations activities;

(ii)	a change to the provisions governing the effect of termination of a Participant's employment, contract or office;

(iii)	a change to accelerate the date on which any Award may be exercised under the Plan, provided that such Awards are not granted to Consultants engaged in investor relations activities;

(iv)	an amendment of the Plan or an Award as necessary to comply with applicable law or the requirements of any exchange upon which the securities of the Company are then listed or any other regulatory body having authority over the Company, the Plan, the Participants or the shareholders of the Company;

(v)	any amendment of a "housekeeping" nature, including without limitation those made to clarify the meaning of an existing provision of the Plan or any agreement, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan or any agreement, correct any grammatical or typographical errors or amend the definitions in the Plan regarding administration of the Plan; or

(vi)	any amendment regarding the administration of the Plan.

(d)	Notwithstanding the foregoing or any other provision of the Plan, shareholder approval is required for the following amendments to the Plan:

(i)	any increase in the maximum number of Shares that may be issuable from treasury pursuant to awards granted under the Plan, other than an adjustment pursuant to Section 8.1;

(ii)	any reduction in the exercise price of an Award benefitting an Insider, except in the case of an adjustment pursuant to Section 8.1;

(iii)	any extension of the Expiry Date of an Award benefitting an Insider, except in case of an extension due to a Black-Out Period;

(iv)	any extension of the Expiry Date of an Award where the exercise price is lower than the market price, except in case of an extension due to a Black-Out Period;

(v)	any amendment to remove or to exceed the Insider participation limit set out in Section 2.5(a); and

(vi)	any amendment to Section 8.2(c) or Section 8.2(d) of the Plan, as amended by the Addendum for U.S. Participants.

8.3	Change of Control.

(a)	Despite any other provision of the Plan and subject to any Award Agreement, in the event of a Change of Control, all unvested Awards then outstanding will, as applicable, be substituted by or replaced with awards of the surviving corporation (or any Affiliate thereof) or the potential successor (or any Affiliate thereto) (the "continuing entity") on the same terms and conditions as the original Awards, subject to appropriate adjustments that do not materially diminish the value of the original Awards.

(b)	No fractional Shares or other security will be issued upon the exercise of any Award and accordingly, if as a result of a Change of Control, a Participant would become entitled to a fractional Share or other security, such participant will have the right to acquire only the next lowest whole number of Shares or other security and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(c)	In the event of a potential Change of Control, the vesting terms of Awards shall be subject to the Participant's Award Agreement. Notwithstanding the foregoing, despite anything else to the contrary in the Plan, in the event of a potential Change of Control the Compensation Committee will have the power, in its sole discretion, to modify the terms of the Plan and/or the Awards to assist the Participants in tendering to a take-over bid or other transaction leading to a Change of Control. For greater certainty, in the event of a take-over bid or other transaction leading to a Change of Control, the Compensation Committee has the power, in its sole discretion, to accelerate the vesting of Awards and to permit Participants to conditionally exercise their Awards, such conditional exercise to be conditional upon the take-up by such offeror of the Shares or other securities tendered to such take-over bid in accordance with the terms of the take- over bid (or the effectiveness of such other transaction leading to a Change of Control). If, however, the potential Change of Control referred to in this Section 8.3(c) is not completed within the time specified (as the same may be extended), then despite this Section 8.3(c) or the definition of "Change of Control", (i) any conditional exercise of vested Awards will be deemed to be null, void and of no effect, and such conditionally exercised Awards will for all purposes be deemed not to have been exercised, and (ii) Awards which vested pursuant to this Section 8.3(c) will be returned by the Participant to the Company and reinstated as authorized but unissued Shares and the original terms applicable to such Awards will be reinstated.

(d)	If the Compensation Committee has, pursuant to the provisions of Section 8.3(c) permitted the conditional exercise of Awards in connection with a potential Change of Control, then the Compensation Committee will have the power, in its sole discretion, to terminate, immediately following actual completion of such Change of Control and on such terms as it sees fit, any Awards not exercised (including all vested and unvested Awards).

Article 9

MISCELLANEOUS

9.1	Currency.

Unless otherwise specifically provided, all references to dollars in the Plan are references to Canadian dollars.

9.2	Compliance and Award Restrictions.

(a)	The Company's obligation to issue and deliver Shares under any Award is subject to: (i) the completion of such registration or other qualification of such Shares or obtaining approval of such regulatory authority as the Company shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (ii) the admission of such Shares to listing on any stock exchange on which such Shares may then be listed; and (iii) the receipt from the Participant of such representations, agreements and undertakings as to future dealings in such Shares as the Company determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction. The Company shall take all commercially reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which such Shares are then listed.

(b)	The Participant agrees to fully cooperate with the Company in doing all such things, including executing and delivering all such agreements, undertakings or other documents or furnishing all such information as is reasonably necessary to facilitate compliance by the Company with such laws, rule and requirements, including all tax withholding and remittance obligations.

(c)	No Awards will be granted where such grant is restricted pursuant to the terms of any trading policies or other restrictions imposed by the Company.

(d)	The Company is not obliged by any provision of the Plan or the grant of any Award under the Plan to issue or sell Shares if, in the opinion of the Compensation Committee, such action would constitute a violation by the Company or a Participant of any laws, rules and regulations or any condition of such approvals.

(e)	If Shares cannot be issued to a Participant upon the exercise or settlement of an Award due to legal or regulatory restrictions, the obligation of the Company to issue such Shares will terminate and, if applicable, any funds paid to the Company in connection with the exercise of any Options will be returned to the applicable Participant as soon as practicable.

(f)	At the time a Participant ceased to hold Awards which are or may become exercisable, the Participant ceases to be a Participant.

(g)	Nothing contained herein will prevent the Compensation Committee from adopting other or additional compensation arrangements for the benefit of any Participant or any other Person, subject to any required regulatory, shareholder or other approval.

9.3	Use of an Administrative Agent and Trustee.

The Compensation Committee may in its sole discretion appoint from time to time one or more entities to act as administrative agent to administer the Awards granted under the Plan and to act as trustee to hold and administer the assets that may be held in respect of Awards granted under the Plan, the whole in accordance with the terms and conditions determined by the Compensation Committee in its sole discretion. The Company and the administrative agent will maintain records showing the number of Awards granted to each Participant under the Plan.

9.4	Tax Withholding.

(a)	Notwithstanding any other provision of the Plan, all distributions, delivery of Shares or payments to a Participant (or to the liquidator, executor or administrator, as the case may be, of the estate of the Participant) under the Plan shall be made net of applicable source deductions. The grant of each Award (and the exercise of each Option granted) under this Plan is subject to the condition that if at any time the Company determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Company. If the event giving rise to the withholding obligation involves an issuance or delivery of Shares, then, with the Compensation Committee's approval, the withholding obligation may be satisfied by (i) having the Participant elect to have the appropriate number of such Shares sold by the Company, the Company's transfer agent and registrar or any trustee appointed by the Company, on behalf of and as agent for the Participant as soon as permissible and practicable, with the proceeds of such sale being delivered to the Company, which will in turn remit such amounts to the appropriate governmental authorities, or (ii) any other mechanism as may be required or appropriate to conform with local tax and other rules. Notwithstanding any other provision of the Plan, the Company shall not be required to issue any Shares or make payments under this Plan until arrangements satisfactory to the Company have been made for payment of all applicable tax.

(b)	The sale of Shares by the Company, or by a Broker, under Section 9.4(a) or under any other provision of the Plan will be made on the Exchange. The Participant consents to such sale and grants to the Company an irrevocable power of attorney to effect the sale of such Shares on his behalf and acknowledges and agrees that (i) the number of Shares sold will be, at a minimum, sufficient to fund the withholding obligations net of all selling costs, which costs are the responsibility of the Participant and which the Participant hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such Shares, the Company or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither the Company nor the Broker will be liable for any loss arising out of such sale of the Shares including any loss relating to the pricing, manner or timing of the sales or any delay in transferring any Shares to a Participant or otherwise.

(c)	The Participant further acknowledges that the sale price of the Shares will fluctuate with the market price of the Shares and no assurance can be given that any particular price will be received upon any sale. The Company makes no representation or warranty as to the future market value of the Shares or with respect to any income tax matters affecting the participant resulting from the grant or exercise of an Awards and/or transactions in the Shares. Neither the Company, nor any of its directors, officers, employees, shareholders or agents will be liable for anything done or omitted to be done by such person or any other person with respect to the price, time, quantity or other conditions and circumstances of the issuance of Shares under the Plan, with respect to any fluctuations in the market price of Shares or in any other manner related to the Plan.

(d)	Notwithstanding the first paragraph of this Section 9.4, the applicable tax withholdings may be waived where the Participant directs in writing that a payment be made directly to the Participant's registered retirement savings plan in circumstances to which regulation 100(3) of the regulations of the Tax Act apply.

9.5	Reorganization of the Company.

The existence of any Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

9.6	Governing Laws.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

9.7	Successors and Assigns.

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the personal legal representatives of a Participant, or any receiver or trustee in bankruptcy or representative of the Company's or Participant's creditors.

9.8	Severability.

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

9.9	No liability.

No member of the Board, Compensation Committee or officer of the Company shall be liable for any action or determination taken or made in good faith in the administration, interpretation, construction or application of the Plan or any Award granted hereunder.

ADDENDUM FOR U.S. PARTICIPANTS

BRAGG GAMING GROUP INC.
oMNIBUS EQUITY INCENTIVE PLAN

The provisions of this Addendum apply to Awards held by a U.S. Participant. All capitalized terms used in this Addendum but not defined in Section 1 below have the meanings attributed to them in the Plan. The Section references set forth below match the Section references in the Plan. This Addendum shall have no other effect on any other terms and provisions of the Plan except as set forth below.

1.	Definitions.

"Separation from Service" means, with respect to a U.S. Participant, any event that may qualify as a separation from service under Treasury Regulation Section 1.409A-1(h). A U.S. Participant shall be deemed to have separated from service if he or she dies, retires, or otherwise has a termination of employment as defined under Treasury Regulation Section 1.409A-1(h).

"Specified Employee" has the meaning set forth in Treasury Regulation Section 1.409A-1(i).

"Termination Date" has the meaning in Section 1.1 of the Plan, provided that if the Termination Date triggers payment of any Award which is "deferred compensation" under Code Section 409A, the Termination Date shall be the date of the Separation from Service.

2.	Amendments.

(a)	Section 3.4 is deleted in its entirety and replaced with the following:

"Subject to Section 8.2, each Option must be exercised no later than ten (10) years after the date the Option is granted or such shorter period as set out in the Participant's Option Agreement, at which time such Option will expire (the "Expiry Date"). Notwithstanding any other provision of the Plan and provided that any such extension be structured in a manner that is expected to comply with Code Section 409A (to the extent applicable), each Option that would expire during a Black-Out Period shall expire on the date that is ten (10) Business Days immediately following the expiration of the Black-Out Period; provided, that in all circumstances, each Incentive Stock Option must be exercised no later than ten (10) years after the date the Option is granted."

(b)	Section 5.2 is amended by adding the following:

"With respect to any DSUs awarded to a U.S. Participant the Compensation Committee shall endeavor to structure the DSU so as to comply with, or be exempt from, Code Section 409A."

(c)	Section 6.2 is amended by adding the following:

"With respect to any RSUs or PSUs awarded to a U.S. Participant the Compensation Committee shall endeavor to structure the RSU and/or PSU so as to comply with, or be exempt from, Code Section 409A."

(d)	Section 6.4 is deleted in its entirety and replaced with the following:

"The vesting determination date means the date on which the Compensation Committee determines if the Performance Criteria and/or other vesting conditions with respect to a RSU and/or PSU have been met (the "Share Unit Vesting Determination Date"), and as a result, establishes the number of RSUs and/or PSUs that become vested, if any.

Notwithstanding the foregoing, if the U.S. Participant vests in his or her Share Units pursuant to the Plan in connection with his or her Separation from Service, within 30 days following such U.S. Participant's Separation from Service and subject to Section 9.4, the Company shall (i) issue from treasury the number of Shares that is equal to the number of vested Share Units held by the U.S. Participant as at the U.S. Participant's Separation from Service (rounded down to the nearest whole number), as fully paid and non-assessable Shares, (ii) deliver to the U.S. Participant an amount in cash (net of the applicable tax withholdings) equal to the number of vested Share Units held by the U.S. Participant as at the U.S. Participant's Separation from Service multiplied by the Market Value as at such date, or (iii) a combination of (i) and (ii). Upon settlement of such Share Units, the corresponding number of Share Units shall be cancelled and the U.S. Participant shall have no further rights, title or interest with respect thereto."

(e)	Section 8.2(d) is amended by deleting clauses (b) and (c) thereof in their entirety and replacing them with the following

" (b) any reduction in the exercise price of an Award benefitting a U. S. Participant, except in the case of an adjustment pursuant to Section 8.1;

(c) any extension of the Expiry Date of an Award benefitting a U.S. Participant, except in case of an extension due to a Black-Out Period; provided that any such extension be structured in a manner that is expected to comply with Code Section 409A (to the extent applicable);"

3.	No Acceleration.

With respect to any Award held by a U.S. Participant that is subject to Code Section 409A, the acceleration of the time or schedule of any payment except as provided under the Plan (including this addendum) is prohibited, except as provided in or permitted by regulations and administrative guidance promulgated under Code Section 409A.

4.	Code Section 409A.

Each grant of Share Units to a U.S. Participant is intended to be exempt from Code Section 409A. However, to the extent any Award is subject to Section 409A, then:

(a)	all payments to be made upon a U.S. Participant's Termination Date shall only be made upon a Separation from Service; or

(b)	if on the date of the U.S. Participant's Separation from Service the Company's Shares (or shares of any other Company that is required to be aggregated with the Company in accordance with the requirements of Code Section 409A) is publicly traded on an established securities market or otherwise and the U.S. Participant is a Specified Employee, then the benefits payable to the Participant under the Plan that are payable due to the U.S. Participant's Separation from Service shall be postponed until the earlier of the originally scheduled date and six months following the U.S. Participant's Separation from Service.

The postponed amount shall be paid to the U.S. Participant in a lump sum within 30 days after the earlier of the originally scheduled date and the date that is six months following the U.S. Participant's Separation from Service. If the U.S. Participant dies during such six month period and prior to the payment of the postponed amounts hereunder, the amounts delayed on account of Code Section 409A shall be paid to the U.S. Participant's estate within 60 days following the U.S. Participant's death.

If any provision of the Plan contravenes Code Section 409A or could cause the U.S. Participant to incur any tax, interest or penalties under Code Section 409A, the Compensation Committee may, in its sole discretion and without the U.S. Participant's consent, modify such provision to: (i) comply with, or avoid being subject to, Code Section 409A, or to avoid incurring taxes, interest and penalties under Code Section 409A; and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the U.S. Participant of the applicable provision without materially increasing the cost to the Company or contravening Code Section 409A. However, the Company shall have no obligation to modify the Plan or any Share Unit and does not guarantee that Share Units will not be subject to taxes, interest and penalties under Code Section 409A.

Schedule "B"

CORPORATE GOVERNANCE DISCLOSURE

The Corporation seeks to attain high standards of corporate governance. The Board of Directors has carefully considered the Corporate Governance Guidelines set forth in National Policy 58-201 (the “Guidelines”). A description of the Corporation's corporate governance practices is set out below in response to the requirements of National Instrument 58-101 “Disclosure of Corporate Governance Practices” and the diversity disclosure requirements under section 172.1 of the CBCA.

Form 58-101F1 - Corporate Governance Disclosure or CBCA Diversity Disclosure	The Corporation's Practices
Position Descriptions
Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.	The Board has developed a written position description for the Chairman of the Board and the chair of each Board committee.
Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.	The Board and CEO have developed a written position description for the CEO.
Orientation and Continuing Education

Briefly describe what measures the board takes to orient new directors regarding

(i)      the role of the board, its committees and its directors, and

(ii)    the nature and operation of the issuer's business.

Prior to official appointment, new directors are provided considerable education and orientation about the Corporation and the gaming industry, as well as the Corporation's internal controls, financial reporting and accounting practices.
Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary for them to meet their obligations as directors.

Senior management makes regular presentations to the Board on the main areas of the Corporation's business, and to maintain a current understanding of the Company's business, including its operations, internal controls, financial reporting and accounting practices.

Form 58-101F1 - Corporate Governance Disclosure or CBCA Diversity Disclosure	The Corporation's Practices
Ethical Business Conduct

Disclose whether or not the board has adopted a written code for its directors, officers and employees. If the board has adopted a written code:

(i) disclose how an interested party may obtain a copy of the written code;

(ii) describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board ensures compliance with its code; and

(iii) provide a cross-reference to any material change report(s) filed within the preceding 12 months that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

The Board has adopted a written code of business conduct and ethics policy for its employees, officers and directors. An interested party may obtain a copy of the written code by submitting a written request to the Corporation.

The Board monitors compliance with the code by requiring all action prohibited by the code to be reported to the Audit Committee, if involving a director or officer, and to the Chief Strategy Officer, if involving anyone else.

No material change report has been filed that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

Describe any steps the board takes to ensure directors exercise of independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.	In accordance with applicable law, when a conflict of interest arises, a director is required to disclose his interest and abstain from voting on the matter. Loans by the Corporation to, or guarantees by the Corporation of obligations of, any director or officer or their family members are expressly prohibited. Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.
Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.	The Corporation regards maintaining a culture of ethical business conduct as critically important. The Corporation calls on each director, officer and employee to act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's security holders, customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

Form 58-101F1 - Corporate Governance Disclosure or CBCA Diversity Disclosure	The Corporation's Practices
Nomination of Directors
Describe the process by which the board identifies new candidates for board nomination.	The Nomination and Governance Committee determine the qualifications, qualities, skills and other expertise required to be a director of the Company; and develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director. In making recommendations, the Nomination and Governance Committee considers the competencies and skills that the Board as a whole should possess, the competencies and skills of each existing director, and whether a new nominee can devote sufficient time and resources to their duties, amongst other things.
Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.	The Nomination and Governance Committee is to consist of at least three directors, the majority of whom are independent. To maintain objectivity, the committee may use outside advisors to assist with the execution of selecting new directors.
If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.	The Nomination and Governance Committee is responsible for finding and nominating qualified candidates to serve as directors of the Corporation.
Compensation
Describe the process by which the board determines the compensation for your company's directors and officers

The Compensation Committee review compensation of directors on a periodic basis.

The Compensation Committee and approves annually the corporate goals and objectives applicable to the compensation of the CEO; evaluate at least annually the CEO's performance in light of those goals and objectives; and determine and approve/make recommendations to the Board with respect to the CEO's compensation level based on this evaluation.

The Compensation Committee also makes recommendations to the Board regarding the compensation of all other executive officers and the directors.

Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.	The Compensation Committee consists of at least three directors, the majority of whom are independent. To maintain objectivity, the committee may use outside advisors to assist with the execution of evaluating and determining appropriate compensation.
If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.	In establishing levels of remuneration and in granting stock options, the Compensation Committee takes into consideration an individual’s performance, level of expertise, responsibilities, length of service to the Corporation and comparable levels of remuneration paid to executives of other companies of comparable size and development within the industry.

Form 58-101F1 - Corporate Governance Disclosure or CBCA Diversity Disclosure	The Corporation's Practices
Other Board Committees
If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.	The Board has no other committees.
Assessments
Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that it, its committees, and individual directors are performing effectively.

The Nomination and Governance Committee and the Board as a whole consider the effectiveness of the Board on an ongoing, informal, basis.

The Board, the Committees and each director will perform an annual self-assessment on its, his or her contribution and effectiveness.

The Board also annually assesses its policies, procedure, guidelines or standard, to ensure that they remain current and relevant.

Director Term Limits and Other Mechanisms of Board Renewal
Disclose whether or not the issuer has adopted term limits for the directors on the board or other mechanisms of board renewal and, if so, include a description of those director term limits or other mechanisms of board renewal. If the issuer has not adopted term limits or other mechanisms of board renewal, disclose why it has not.	The Corporation has not adopted term limits for the directors on the Board or other mechanisms of board renewal. The business of the Corporation is constantly changing as the gaming industry evolves. Recognizing this, and to ensure optimal governance of the Corporation by the Board, director renewal and replacement is managed in a manner to ensure that the Board can function effectively, while enabling new directors to gain a full understanding of the Corporation’s business.
Policies Regarding the Representation of Diversity Groups on the Board
Disclose whether the issuer has adopted a written policy relating to the identification and nomination of women, Indigenous peoples, persons with disabilities or members of visible minorities (“Diversity Groups”) for directors. If the issuer has not adopted such a policy, disclose why it has not done so.	The Corporation has not adopted a written policy specifically relating to the identification and nomination of members of Diversity Groups for directors. The Board and Nomination and Governance Committee do not currently believe a written policy relating solely to the identification of directors based upon gender or other membership in a Diversity Group is necessary. One of the factors that the Board and Nomination and Governance Committee consider is diversity of backgrounds, including gender diversity. The Board and management of the Corporation are dedicated to fostering the continued development of directors, officers, or employees who are part of a Diversity Group. The Board and management recognize the values of diversity in the workplace and will cooperatively work toward achieving a work environment that reflects the interests of a diverse work force.
Consideration of the Representation of Diversity Groups in the Director Identification and Selection Process
Disclose whether and, if so, how the board or nominating committee considers the level of representation of Diversity Groups on the board in identifying and nominating candidates for election or re-election to the board. If the issuer does not consider the level of representation of Diversity Groups on the board in identifying and nominating candidates for election or re-election to the board, disclose the issuer’s reasons for not doing so.	The Board and the Nominating Committee evaluate potential nominees to the Board by reviewing the qualifications of the nominee, irrespective of gender or other membership in a Diversity Group, and determines their appropriateness by taking into consideration the then current Board composition and the anticipated skills required to round out the capabilities of the Board and senior management. The Corporation .does not believe that quotas or strict requirements will necessarily result in the identification of the most suitable candidate for the Corporation or the Board. The Board and Nomination and Governance Committee values diversity, including, without limitation, diversity of experience, perspective, education, race, gender and national origin and is mindful of the benefits of diversity in its leadership positions, but when selecting candidates the Board and Nomination and Governance Committee take into account the competencies, skills, and personal qualities of each candidate.

Form 58-101F1 - Corporate Governance Disclosure or CBCA Diversity Disclosure	The Corporation's Practices
Consideration Given to the Representation of Diversity Groups in Executive Officer or Senior Manager Appointments
Disclose whether and, if so, how the issuer considers the level of representation of Diversity Groups in executive officer or senior management positions when making executive officer and senior management appointments. If the issuer does not consider the level of representation of Diversity Groups in executive officer or senior management positions when making executive officer or senior management appointments, disclose the issuer’s reasons for not doing so.

In nominating candidates to positions as members of the executive and senior management team, the Corporation does not take into account the representation of women or other membership in Diversity Groups in the executive and senior management team. The Corporation’s objective is to identify the person who best possesses the skills required for each executive or senior manager position. However, the Board considers the level of female representation and diversity as one of several factors used in its search for talented executives and Board members.

Issuer’s Targets Regarding the Representation of Diversity Groups on the Board and in Executive Officer Positions
Disclose whether the issuer has adopted a target regarding each Diversity Group on the issuer’s board, executive officer or senior management positions. If the issuer has not adopted a target, disclose why it has not done so.	The Corporation has not adopted a target regarding each Diversity Group on its Board and in its executive and senior management. The Corporation considers candidates based on their qualifications, personal qualities, business background and experience, and does not feel that targets necessarily result in the identification or selection of the best candidates.
Number of Diversity Group members on the Board and in Executive Officer and Senior Management Positions
Disclose the number and proportion (in percentage terms) of directors on the issuer’s board who are members of each Diversity Group.

The Board currently has one female director, representing 14.3% of the seven directors comprising the Board.

No director currently serving on the Board has self-identified as an Indigenous person, person with a disability or member of a visible minority.

Disclose the number and proportion (in percentage terms) of executive officers or senior management of the issuer, including all major subsidiaries of the issuer, who are members of each Diversity Group.	As of the date of the Circular, no women held any executive officer or senior management positions within the Corporation or self-identified as an Indigenous person, person with a disability or member of a visible minority.

Schedule "C"

Board Mandate

1.	Purpose and Goal of the Board

The board of directors (the "Board") of Bragg Gaming Group Inc. (the "Company") directly, and through its committees, oversees the management of, and provides stewardship over, the Company's affairs. The Board's primary goal is to act in the best interests of the Company to enhance long-term shareholder value while considering the interests of the Company's various stakeholders, including shareholders, employees, customers, suppliers and the community. The Board is obligated to act honestly and in good faith with a view to the best interests of the Company. The Board is also committed to the principles of good corporate governance and practices set out in National Policy 58-201 – Corporate Governance Guidelines ("NP 58-201").

2.	Authority

The organization of the Board and its authority are subject to any restrictions, limitations or requirements set out in the Company's constating documents, including its articles and by-laws, as well as any restrictions and limitations or requirements set out under applicable laws, including the Canada Business Corporations Act (the "Act"), Canadian securities laws as well as the standards, policies and guidelines of the TSX Venture Exchange (collectively, the "Applicable Law").

The Board retains authority over the administration of its own affairs, including:

(a)	selecting the Chair of the Board;

(b)	forming Board committees (each a "Committee", and collectively, the "Committees");

(c)	delegating powers to each Committee; and

(d)	developing position descriptions for the Chair of the Board and the chair of each Committee.

The Board will develop and maintain the Company's corporate governance approach, including developing a set of corporate governance principles specific to the Company (the "Governance Principles") to guide the Board, its Committees, the Company's officers, management and employees in completing their duties, responsibilities and obligations in relation to the Company. The Governance Principles will comply with the Act and include the best practices contained in NP 58-201 and any other practices approved by the Board.

The Board is responsible for approving the Company's significant operating policies and procedures, including reviewing and approving material changes to existing policies. The Board is also responsible for monitoring Company compliance, including Board compliance with these policies.

3.	Organization

The Company's shareholders elect directors annually to the Company's Board. Elections are conducted in accordance with the Act and the Company's constating documents, including its articles and by-laws. The number of directors comprising the Board is determined from time to time by the Company's shareholders or by the Board itself, if permitted, within the minimum and maximum number of directors provided in the articles.

A majority of the directors on the Board must be "independent" in accordance with Applicable Law. Under Applicable Law, in order to be considered "independent", directors shall have no direct or indirect material relationship with the Company. The Board shall establish and maintain procedures and policies to ascertain director independence and address conflict of interest issues.

Every director shall serve until his successor is appointed, unless he or she resigns, fails to meet the qualifications to serve as a director or otherwise ceases to be a director of the Company.

4.	Committees

In accordance with Section 4(c) and Section 4(d), the Board will establish and delegate some of its responsibilities and powers, permitted under Applicable Law, to its Committees. At a minimum, the Board will establish an Audit Committee, a Compensation Committee, and a Nominating Committee. The Board may form other Committees at its discretion.

(a)	Every Committee must be comprised of a majority of independent directors, with the exception of the Nomination Committee and Compensation Committee, which must be comprised entirely of independent directors.

(b)	Every Committee must create and maintain a Committee charter (the "Charter") outlining its responsibilities, including those responsibilities set out in NP 58-201, to be approved by the Board.

(c)	Every Charter must be disclosed in accordance with NI 58-101, and made publicly available on the Company's website.

5.	Risk Management

The Board is responsible for the identification of the principal risks of the Company's business and ensuring the implementation of appropriate systems to manage these risks. The Board's responsibility to oversee risk management includes receiving reports from management on the status of risk management activities, reviewing reports on spending in relation to approved budgets and overseeing the financial reporting process of the Company. The Board should review the effectiveness of the Company's system of internal controls, at minimum, on an annual basis.

To ensure clear delineation of roles and responsibilities, the Board will develop management authority guidelines to distinguish between areas of Board authority, including Committee authority, and those delegated to the CEO and other management personnel. These guidelines must set out matters that must be presented to the Board for review. Matters to be presented to the Board for review include any significant acquisitions and capital expenditures, major contracts and marketing initiatives, and significant finance-related issues.

The Board will approve the Company's annual budget and will receive reports from management in respect of the Company's actual results and a comparison of the actual results to the Company's annual budget.

6.	Strategic Planning

The Board has primary responsibility for the development and adoption of the strategic direction of the Corporation. The Board is responsible for adopting the Company's strategic planning process (the "Planning Process"). Using the Planning Process, the Board will participate with management in creating the Company's strategic plan (the "Plan"). The Board must approve the Plan before its implementation. The Board will not approve the Plan if the Plan does not:

(a)	recognize, and capitalize or mitigate (as applicable) the opportunities and risks of the Company's business; or

(b)	does not describe how the Company will implement the Plan to achieve the Company's long-term goals.

The Board will seek regular status reports from the Company's management in relation to the Company's performance, as compared to the Plan. The Board reviews with management from time to time the strategic planning environment, the emergence of new opportunities, trends and risks and the implications of these developments for the strategic direction of the Corporation.

7.	Code of Business Conduct and Ethics

The Board must adopt a written Code of Ethics and Business Conduct (the "Code") as part of its efforts to promote a culture of integrity and honesty throughout the Company. The Code will apply to the Board itself and the Company's management and employees.

Only the Board may grant any waivers to the Code. If the Board grants a waiver to the Code, the Board will determine if disclosure of the waiver is necessary in accordance with Applicable Law. Contents of such disclosure will be in compliance with NP 58-201 and NI 58-101.

On occasion, the Board must review and analyze the conduct of senior management to satisfy itself that these individuals are complying with the Code and are creating a culture of integrity throughout the Company.

8.	Management Oversight

The Board will oversee Company's management, including:

(a)	appointing and monitoring senior management;

(b)	developing the CEO's position description in accordance with Section 5;

(c)	developing or approving the corporate goals and objectives of the CEO and of other senior management; and

(d)	in conjunction with the Compensation Committee, assessing the performance of the CEO and other senior management, taking into consideration:

(i)	such person's position description;

(ii)	such person's goals and objectives;

(iii)	the Governance Principles, including the individual's adherence to the Governance Principles;

(iv)	the efforts made by such person to promote a culture of integrity at the Company; and

(v)	the Plan.

All management incentive plans tied to the Company's performance must first be approved by the Board.

9.	Communications and Disclosure

The Board will oversee the development and adoption of a disclosure policy to promote consistent disclosure practices by the Company in connection with the disclosure of material information about the Company and the Company's communications with external parties, including shareholders, the media and members of the investment community.

Representatives from the Board will be present at all shareholders' meetings to respond to shareholder questions relating to the Board's activities, duties and obligations.

The Board will appoint an independent, non-executive director to be available to shareholders with concerns should shareholder communications with the Board Chair, the CEO, or other executive officers fail to resolve the issue or such contact is inappropriate.

The Board will ensure the Company's financial performance is reported to shareholders, other security holders and regulators on a timely and regular basis in accordance with Applicable Law, and that reasonable steps are taken to ensure timely reporting of events, in accordance with Applicable Law, having a significant and material impact on the Company.

10.	Whistleblower Policy

The Board will, in conjunction with the Audit Committee, establish a whistleblower policy for the Company allowing Company employees, officers, directors and other stakeholders, including the public, to raise, anonymously or not, questions, complaints or concerns about the Company's practices, including fraud, policy violations, any illegal or unethical conduct, and any Company accounting, auditing or internal control matters. The Board will ensure that any questions, complaints or concerns are adequately received, reviewed, investigated, documented and resolved.

11.	Meetings

Meetings of the Board will be called, scheduled and held in accordance with the Company's constating documents, including its articles and by-laws, as well as under Applicable Law.

Quorum for a Board meeting will be as provided in the by-laws of the Company. All directors are expected to attend and be prepared to participate, including reviewing all meeting materials before every Board meeting. The chairman (the "Chair" or "Chairman") of the Board shall chair these meetings, unless the Chairman of the Board is not an independent director, in which case the Lead Director shall chair these meetings.

The Board will provide at least seven days' notice of a meeting, unless all members of the Board consent to another time period or waive notice.

The Chair of the Board will seek input from the directors and Company's management, when setting each Board meeting's agenda.

Any written material to be provided to directors for a Board meeting must be distributed in advance of the meeting to give directors time to review and understand the information. All material provided to directors will be relevant and concise.

The CEO and any other member of senior management may, if invited by the Chair of the Board, attend, give presentations relating to their responsibilities and otherwise participate at Board meetings.

The Company's secretary, or if there is no Company secretary, any Board member attendee nominated by the Chair of the Board, will be the secretary of the meeting.

The Company's secretary will circulate minutes of all Board meetings to the Board and will ensure that all minutes of meetings, or written resolutions in lieu of a meeting, are filed in the Company's minute book.

The independent directors will meet separately after every regularly scheduled Board meeting without non-independent members, and members of management in attendance. The independent directors may also hold other meetings at such times and with such frequency as the independent directors consider necessary.

12.	Director Education and Training

The Board will provide newly elected directors with an orientation program to educate them on the Company, their roles and responsibilities on the Board or Committees, as well as the Company's internal controls, financial reporting and accounting practices. In addition, directors will, from time to time, as required, receive:

(a)	training to increase their skills and abilities, as it relates to their duties and their responsibilities on the Board; and

(b)	continuing education about the Company to maintain a current understanding of the Company's business, including its operations, internal controls, financial reporting and accounting practices.

13.	Assessments

The Board, the Committees and each director will perform an annual self-assessment on its, his or her contribution and effectiveness. The Board and any Committee will consider this Charter, and any director will consider his or her position description, when performing a self-assessment.

The Board will assess, on at least an annual basis, any policy, procedure, guideline or standard, including this Charter, created by the Board to manage or fulfill its roles, duties and responsibilities, to ensure that they remain current and relevant. The Board will ensure that each Committee shall perform the same assessment in relation to any Committee policy, procedure, guideline or standard.

14.	Access to Management and Outside Advisors

To fulfill its roles, duties and responsibilities effectively, the Board may contact and have discussions with the Company's external auditors and the Company's officers and employees and request Company information and documentation from these persons.

The Board may, in its sole discretion, retain and obtain the advice and assistance of independent outside counsel and such other advisors as it deems necessary to fulfil its duties and responsibilities under this Charter. The Board may set the compensation and oversee the work of any outside counsel and other advisors to be paid by the Company.

15.	Compensation

The Board is responsible for reviewing the compensation of members of the Board to ensure that the compensation realistically reflects the responsibilities and risks involved in being an effective director and for reviewing the compensation of members of the senior management team to ensure that they are competitive within the industry and that the form of compensation aligns the interests of each such individual with those of the Corporation.

16.	Accountabilities of Individual Directors

The accountabilities set out below are meant to serve as a framework to guide individual directors in their participation on the Board, with a view to enabling the Board to meet its duties and responsibilities.

Principal accountabilities include:

(a)	assuming a stewardship role, overseeing the management of the business and affairs of the Corporation;

(b)	maintaining a clear understanding of the Corporation, including its strategic and financial plans and objectives, emerging trends and issues, significant strategic initiatives and capital allocations and expenditures, risks and management of those risks, internal systems, processes and controls, compliance with applicable laws and regulations, governance, audit and accounting principles and practices;

(c)	preparing for each Board and Committee meeting by reviewing materials that have been provided in a timely manner and requesting, where appropriate, information that will allow the director to properly participate in the Board's deliberations, make informed business judgments, and exercise oversight;

(d)	absent a compelling reason, attending every meeting of the Board and each Committee of which such director is a member, and actively participating in deliberations and decisions. When attendance is not possible a director should become familiar with the matters to be covered at the meeting;

(e)	voting on all decisions of the Board or any Committees of which such director is a member, except when a conflict of interest may exist;

(f)	preventing personal interests from conflicting with, or appearing to conflict with, the interests of the Corporation and disclosing details of such conflicting interests should they arise; and

(g)	acting in the highest ethical manner and with integrity in all professional dealings.

17.	No Rights Created

This Charter is a broad policy statement and is attended to be part of the Board's flexible governance framework. While this Charter should comply with all Applicable Law and the Company's constating documents, including articles and by-laws, this Charter does not create any legally binding obligations on the Board, any Committee, any director, or the Company.

18.	Mandate Review

The Board will annually review and reassess the adequacy of this Board Charter.